EXHIBIT 10.8

DE-NE0000530

Confidential treatment has been requested for the redacted portions.  The confidential redacted portions have been filed separately with the Securities and Exchange Commission.

COOPERATIVE AGREEMENT

BETWEEN

DEPARTMENT OF ENERGY

AND

USEC Inc.
6903 Rockledge Drive
Bethesda, MD 20817

AND
American Centrifuge Demonstration, LLC
3930 US Route 23 South
Piketon, OH 45661

CONCERNING

THE AMERICAN CENTRIFUGE CASCADE DEMONSTRATION TEST PROGRAM

1. Agreement No.: DE-NE0000530
2. Amendment No.: 000
3. Budget Period 1: From: June 1, 2012 To: November 30, 2012
4. Budget Period 2: From: December 1, 2012 To: December 31, 2013
5. Project Period: From: June 1, 2012 To: December 31, 2013
6. Total Estimated Cost of the Agreement:  $350,000,000
a)	Budget Period 1 Cost: $109,587,730
b)	Budget Period 2 Cost: $240,412,270
7. Total Estimated Government Share of the Agreement:  $280,000,000
a)	Budget Period 1 Government Share: $87,670,184*
b)	Budget Period 2 Government Share: $192,329,816
8. Total Estimated Recipient Share of the Agreement:   $70,000,000
a)	Budget Period 1 Recipient Share: $21,917,546
b)	Budget Period 2 Recipient Share: $48,082,454
9. Funds Obligated This Action:  $87,670,184 equal to up to 39,200MT DUF6
10. Funds Obligated Prior Actions:  $000
11. Total Government Funds Obligated: $87,670,184 equal to up to 39,200 MT DUF6
12. Authority:  42 U.S.C. 7256(a) and 42 U.S.C. 2011 et seq.
13. Appropriation Data:  Not applicable

*The Government Share will be fulfilled through DOE assumption of title and liability for up to 39,200 MT of Depleted Uranium Hexafluoride (DUF6), which the parties agree will be treated as the Government providing $87,670,184 in cost share contributions (80% of the total estimated cost of the agreement for Budget Period 1).

This Cooperative Agreement, (hereinafter called the “Agreement” or “Award”), is entered into between the Department of Energy, (hereinafter called the “DOE” or the “Government”), and Recipient.   As used herein, Recipient means, jointly: USEC Inc. (hereinafter called “USEC”, which includes where applicable its subsidiaries, affiliates, and successor entities), and American Centrifuge Demonstration, LLC (hereinafter “ACD”).

FOR USEC INC.                                                                           FOR THE DEPARTMENT OF ENERGY

(Signature)                                                                           (Signature)

/s/ Philip G. Sewell                                                      /s/ Beth A. Tomasoni
Philip G. Sewell, Senior Vice President                                                                                      Beth A. Tomasoni, Contracting Officer

6-12-12                                                                6/12/2012
(Date)                                                                (Date)

FOR AMERICAN CENTRIFUGE DEMONSTRATION, LLC

(Signature )

/s/ Peter B. Saba
Peter B. Saba
6-12-12
(Date)

Table of Contents

ARTICLE 1 – PURPOSE
ARTICLE 2 – DEFINITIONS
ARTICLE 3 – ORDER OR PRECEDENCE
ARTICLE 4 – AGREEMENT ADMINISTRATORS
ARTICLE 5 – SCOPE OF AGREEMENT
ARTICLE 6 – MANAGEMENT OF THE PROJECT
ARTICLE 7 – STATEMENTS OF FEDERAL STEWARDSHIP AND SUBSTANTIAL DOE INVOLVEMENT
ARTICLE 8 – FUNDING AND MAXIMUM OBLIGATION
ARTICLE 9 – COST SHARING
ARTICLE 10 – MAXIMUM OBLIGATION
ARTICLE 11 – FINANCIAL SYSTEM AND RECORDS
ARTICLE 12 – ALLOWABLE COSTS
ARTICLE 13 – USE OF PROGRAM INCOME
ARTICLE 14 – RECOGNITION OF PRE-AWARD COSTS
ARTICLE 15 – TITLE AND DISPOSITION OF PROPERTY
ARTICLE 16 – INTELLECTUAL PROPERTY
ARTICLE 17 – RECORD RETENTION AND ACCESS TO RECORDS
ARTICLE 18 – REPORTING
ARTICLE 19 – FEDERAL, STATE AND MUNICIPAL REQUIREMENTS
ARTICLE 20 – SITE VISITS
ARTICLE 21 – CLAIMS, DISPUTES AND APPEALS
ARTICLE 22 – FOREIGN ACCESS TO TECHNOLOGY
ARTICLE 23 – NATIONAL POLICY ASSURANCES
ARTICLE 24 – INSOLVENCY, BANKRUPTCY OR RECEIVERSHIP
ARTICLE 25 – LOBBYING RESTRICTIONS
ARTICLE 26 – NOTICE REGARDING THE PURCHASE OF AMERICAN-MADE EQUIPMENT AND PRODUCTS -- SENSE OF CONGRESS
ARTICLE 27 – TERMINATION AND ENFORCEMENT
ARTICLE 28 – MISCELLANEOUS
ARTICLE 29 – SECURITY REQUIREMENTS

ATTACHMENT A – COST, SCHEDULE DETAILED ESTIMATE [TO BE PROVIDED PER SECTION 8.01]
ATTACHMENT B – PROJECT SCOPE
ATTACHMENT C – REPORTING REQUIREMENTS
ATTACHMENT D – INTELLECTUAL PROPERTY REQUIREMENTS
ATTACHMENT E – NATIONAL POLICY ASSURANCES
ATTACHMENT F – RD&D PROGRAM MANAGEMENT AND ENHANCED PROGRAM EXECUTION STRUCTURE
ATTACHMENT G – KEY PERSONNEL AND CONTRACTORS

PART I – GENERAL AND ADMINISTRATIVE INFORMATION

ARTICLE 1 – PURPOSE

The purpose of this Agreement is to provide support for the continued development and demonstration of the American Centrifuge Cascade Demonstration Test Program (Project) and to facilitate the design and construction of key systems to be operated at the scale for full commercialization. Under this Agreement, the Recipient will conduct a series of tests to establish the capability of the American Centrifuge Technology to enrich uranium at a commercial scale.

ARTICLE 2 – DEFINITIONS

The terms defined in 10 CFR Part 600 apply to this Agreement.  In addition, the following terms apply:

2.01 “American Centrifuge Technology” means the advanced gas centrifuge technology that is being developed by USEC based on technology licensed to USEC by DOE.

2.02 “American Centrifuge Plant” means the commercial plant being constructed by USEC using its American Centrifuge Technology in Piketon, Ohio which will produce low enriched uranium using AC100 centrifuge machines that, when complete, will have an estimated capacity of 3.5 million separative work units per year.

2.03 “American Centrifuge Demonstration Facility” or “Lead Cascade” means the test facility constructed by USEC and being operated in Piketon, Ohio using its American Centrifuge Technology.

2.04 “Atomic Energy Act” means the Atomic Energy Act of 1954, as amended, 42 U.S.C. §§ 2011 et. seq.

2.05 “Equipment Contract” means contract number DE-NE0000488.

2.06 “Commercialization” means to operate as a business to supply enriched uranium under commercial contracts to civilian nuclear power reactors.

2.07 “Cylinder” means a container containing Depleted Uranium Hexafluoride.

2.08 “Depleted Uranium Hexafluoride” (“DUF6”) means DUF6 generated as a result of operation of the Gaseous Diffusion Plants.

2.09 “Effective Date” means the date this Agreement has been signed by both Parties.

2.10 “Gaseous Diffusion Plants” or “GDPs” means the gaseous diffusion plants at Paducah, Kentucky and Piketon, Ohio owned by DOE, portions of which are leased to the United States Enrichment Corporation (a wholly owned subsidiary of USEC).

2.11 “Party” and/or “Parties” means the executing entities to this Agreement, consisting of the U.S. Department of Energy (“DOE”), American Centrifuge Demonstration, LLC (“ACD”) and USEC Inc. (“USEC”).  USEC includes where applicable its subsidiaries, affiliates, and successor entities.

2.12 “PGDP” means the Paducah Gaseous Diffusion Plant.

2.13 “Project” means the American Centrifuge Cascade Demonstration Test Program.

2.14 “Project Execution Plan” means the Project Execution Plan attached as Attachment B.

2.15 “Project Scope” means the scope of the project subject to this Agreement as described in Attachment B.

2.16 “Recipient” means USEC Inc. and American Centrifuge Demonstration, LLC jointly.

2.17 “Total Estimated Cost” is the sum of the estimated project costs attributable to contributions by DOE and USEC under the terms of this Agreement as set forth in Article 9.

2.18 “Transferred Material” means DUF6 and the cylinders in which the DUF6 is contained that is transferred from USEC to DOE under the terms of this Agreement.

ARTICLE 3 – ORDER OF PRECEDENCE

3.01 In the event of any inconsistency between the terms of this Agreement and the Attachments, the inconsistency shall be resolved by giving precedence in the following order:  (1) this Agreement and (2) Attachments to this Agreement.

3.02 Any apparent inconsistency between Federal statutes and regulations and the terms and conditions contained in this award must be referred to the DOE Award Administrator identified in Block 26 of this Agreement cover page for guidance.

ARTICLE 4 – AGREEMENT ADMINISTRATORS

4.01 Unless otherwise provided in this Agreement, approvals permitted or required to be made by DOE may be made only by the DOE Contracting Officer.  Administrative and contractual matters under this Agreement shall be referred to the following representatives of the Parties:

DOE Award Administrator/Contracting Officer:  Beth A. Tomasoni, Contracting Officer, U.S. Department of Energy, 1000 Independence Ave. SW, Washington, DC.  Telephone:  (202) 287-1536. Email: beth.tomasoni@hq.doe.gov.

Questions regarding intellectual property matters should be referred to: John T. Lucas, Esq., Assistant General Counsel for Technology Transfer and Intellectual Property, U.S. Department of Energy, 1000 Independence Ave. SW, Washington, DC 20585.  Telephone: (202) 586-2939.    Email: john.t.lucas@hq.doe.gov.

USEC Administrator:  Charles Kerner, Director of Procurement and Contracts, 6903 Rockledge Dr., Bethesda, MD 20817.  Telephone:  (301) 564-3323.  Email: KernerC@usec.com,

ACD Administrator: Deputy Project Manager, 3930 US Route 23 South, Piketon, OH  45661. Telephone: To be provided Email: To be provided

4.02 Technical matters under this Agreement shall be referred to the following representatives:
DOE Program Manager:  William N. Szymanski, Director, Uranium Management and Policy, Office of Nuclear Energy, U.S. Department of Energy, 1000 Independence Ave. SW, Washington, DC 20585.  Telephone:  (202) 586-4553.  Email:  william.szymanski@hq.doe.gov

DOE Project Officer: J.T. Howell, Assistant Manager for Nuclear Fuel Supply U.S. Department of Energy, Oak Ridge Office, 200 Administration Road, Oak Ridge, TN 37830, Telephone: (865)574-3981, Email: howelljt@oro.doe.gov

USEC:  Paul Sullivan, Vice President, American Centrifuge and Chief Engineer, 6903 Rockledge Dr., Bethesda, MD 20817.  Telephone:  (301) 564-3301.  Email:  sullivanp@usec.com,

ACD: Deputy Project Manager, 3930 US Route 23 South, Piketon, OH  45661. Telephone: To be provided Email: To be provided

4.03 Each Party may change its representatives named in this Article by written notification to the other Party.

PART II – PROJECT

ARTICLE 5 – SCOPE OF AGREEMENT

5.01 The Project Scope, included as Attachment B, describes the overall vision for the project, including purpose, objectives, work to be performed, project plan, and commercial goals.  The Recipient must perform the development and demonstration in accordance with the Project Scope.  Any significant change to the Project Scope must be issued as an amendment to this Agreement by the DOE Contracting Officer and executed by both Parties.

5.02 USEC must submit or otherwise provide all documentation required by Attachment C, Reporting Requirements.

ARTICLE 6 – MANAGEMENT OF THE PROJECT

6.01 Responsibilities.  DOE and Recipient are bound to each other by a duty of good faith in performing their respective responsibilities.  The responsibilities of the Parties are:

a. Recipient is responsible for the overall management of the project, including technical, programmatic, reporting, financial and administrative matters.

b. The DOE Project Officer will attend and fully participate in technical and project quarterly status meetings.  Other DOE personnel, and/or DOE’s designated representatives, as deemed appropriate by the DOE Project Officer, may also participate in technical and project status meetings.

c. DOE representatives will be subject to appropriate obligations of confidentiality with respect to Recipient proprietary, export control, and classified information.

d. Project Review.  Recipient is responsible for establishing a schedule of regular technical meetings.  Recipient is responsible for meeting with DOE, and/or DOE’s designated representatives, on a monthly basis to update progress and discuss any special advances or problems.  The monthly project review meetings may be combined with other meetings with DOE related to the review of the Project.  Recipient shall notify the DOE Project Officer of the meeting schedule.

e. Modifications.

(i)
If the results of the Project indicate that a change in the Project Scope would be beneficial to program objectives, Recipient may submit a written request to modify this Agreement or its Attachments to the DOE Contracting Officer, with a copy to the DOE Project Officer.  The request must provide justifications to support any changes to the Project Scope and detail the technical, chronological, and financial impact of the proposed changes to the Project.  A revised Project Scope is not authorized under this Agreement unless and until the Project Scope is formally revised by the DOE Contracting Officer and made part of this Agreement.

(ii)	The DOE Contracting Officer is the only individual who can amend this Agreement or commit DOE. A commitment by other than the DOE Contracting Officer, either explicit or implied, is invalid.

6.02 Understanding of the Parties.  The Recipient represents that it will take all necessary steps to establish and stand up ACD for the purposes of carrying out the Project, including acquiring all permits and approvals required to carry out this Cooperative Agreement.  The Recipient shall cooperate with DOE/NRC with respect to the FOCI review including (i) participating in discussions or meetings where requested to do so and (ii) timely providing information, data, and documents when requested by DOE/NRC in connection with consideration thereof. The Recipient further agrees to take all reasonable steps to obtain such cooperation from the Other Participants (as defined in Attachment F).The Recipient represents that it intends to organize ACD with a governance structure as set forth in its application and included in this Agreement for reference as Attachment F.  The parties agree that the Recipient’s plan for governance structure of ACD is critical to further the goals and administration of the Agreement.    This Agreement may only be novated or assigned from the Recipient to ACD with DOE written approval. No Party has the right to unilaterally assign or novate this agreement, and any Party may refuse approval of novation or assignment for any reason

ARTICLE 7 – STATEMENTS OF FEDERAL STEWARDSHIP AND SUBSTANTIAL DOE INVOLVEMENT

7.01 Stewardship. DOE will exercise normal Federal stewardship in overseeing the Project activities performed under this award. Stewardship activities include, but are not limited to, conducting site visits; reviewing performance and financial reports; providing technical assistance and/or temporary intervention in unusual circumstances to correct deficiencies which develop during the project; assuring compliance with terms and conditions; and reviewing technical performance during and after project completion to ensure that the award objectives have been accomplished.  The Recipient is required to provide any information, documents, or other assistance requested by DOE reasonably necessary for the purpose of its Federal stewardship or substantial involvement.

7.02 Substantial Involvement. DOE shall be substantially involved in the Project. DOE responsibilities include reviewing technical reports and other information in a timely manner, and providing suggestions or advice if the activities do not address DOE needs; participating in the initial review of the Recipient’s Project baseline; attending and fully participating in quarterly program review meetings to ensure that the work accomplishes the program and project objectives; and reviewing and approving any modifications to the Project Scope, if such modifications are deemed to be in the best interest of the project. DOE substantial involvement also includes DOE review and approval prior to replacing key personnel and/or first tier contractors identified in Attachment G.  DOE also exercises Federal stewardship and has substantial involvement in work performed under this Award by first tier subcontractors identified in Attachment G.  The Recipient may not restrict DOE’s communications, interaction, or access to first tier subcontractors identified in Attachment G. Nothing contained in this Agreement shall be construed to permit DOE to direct any employee, or subcontractor of Recipient or to interfere with implementation of the Project by Recipient.

7.03 Technical Milestones and Deliverables. Attachment B to this Award establishes Technical Milestones and deliverables.  If the Recipient fails to achieve any Technical Milestones and deliverables, DOE may renegotiate the statement of project objectives or schedule of Technical Milestones and deliverables in Attachment B to this Award.  In the alternative, DOE may deem the Recipient’s failure to achieve Technical Milestones set forth in Attachment B to be material noncompliance with the terms and conditions of this Award and suspend or terminate the Award.  Allowability of costs shall be handled in accordance with the applicable regulations.  See, e.g., 10 CFR 600.25 and 10 CFR 600.352.

7.04 Technology Transfer and Outreach. DOE may provide guidance or assistance to the Recipient to accelerate the commercial deployment of DOE-funded technologies.

7.05 General Release. The Recipient understands that any technical or other guidance or assistance provided by DOE may result in positive or negative outcomes and may have unintended or unanticipated consequences.  The Recipient agrees to release the Federal Government, Federal officers and employees, contractors, and agents from any and all liability, responsibility, and claims arising out of or relating to technical or other guidance or assistance under this Award. Notwithstanding any other provision of this Agreement, any failure to meet a Technical Milestone or failure to provide a deliverable as a direct result of Recipient’s acceptance and/or implementation of DOE’s guidance or assistance shall not form the basis for a conclusion that the Recipient has materially failed to comply with the terms and conditions of the award, provided that the Recipient has notified DOE in writing within ten business days after the receipt of guidance or assistance that identifies that the implementation and/or acceptance of  guidance or assistance creates the potential noncompliance and describes with specificity the manner in which it does so.

7.06 Notwithstanding any other provision of this Agreement, the Recipient shall not be deemed to have failed to comply with a requirement of this Agreement (including a Technical Milestone) if DOE has not made available the full amount of the Government Cost Share through the Budget Period that includes the date by which such requirement or Technical Milestone must be achieved.

PART III – FINANCIAL MATTERS

ARTICLE 8 – FUNDING, ACCEPTANCE, TRANSFER & DELIVERY

8.01 The maximum amount of liability assumed from the Recipient by DOE, which is made available through DOE assumption of Depleted Uranium Hexafluoride (DUF6) title and liability, shall be as set forth in the table below.  For each of the periods set forth below, the Recipient is prohibited from incurring costs for which DOE reimbursement will be sought in excess of the following amounts; provided, however, that unutilized funds made available in any period may be made available to reimburse costs incurred in any subsequent period.

Award Period	DOE Incremental Amount of Liability Assumed in DUF6	Maximum DOE Incremental Amount of Liability Assumed in Cost Share Dollars
Budget Period 1 Funding Period 1 6/1/12-7/31/12	11,813 MT of DUF6	$26,410,272
Budget period 1 Funding Period 2 8/1/12-11/30/12	up to 27,387 MT of DUF6	$61,259,912
Total for Budget Period 1	up to 39,200 MT of DUF6	$87,670,184
Budget Period 2 12/1/12-12/31/13		$192,329,816

Budget Period 1 is divided into two funding periods.  DOE will accept title to DUF6 for the initial period (6/1/12-7/31/12) after award of this Agreement to allow the Recipient to begin work on approved activities.  Upon satisfying the conditions set forth in this Article 8.01 below, the Contracting Officer will issue written authorization allowing the Recipient to incur costs during the remainder of Budget Period 1and DOE shall assume the remainder of the DUF6 liability to be assumed for Budget Period 1.  DOE cost share for Budget Period 1 will be fulfilled through DOE’s assuming title and liability for up to 39,200 MT of Depleted Uranium Hexafluoride (DUF6), which the parties agree will be treated as the Government providing $87,670,184 in cost share contributions (80% of the total estimated cost of the agreement for Budget Period 1).

Among other requirements set forth elsewhere in this Agreement, DOE will not assume liability from the Recipient incurred beyond 7/31/12 unless (a) the Equipment Contract (Contract No. DE-NE0000488) has been executed and title to the Transferred Property (as defined therein) has been transferred to DOE and (b) the Recipient provides a revised application for financial assistance under this award to DOE no later than 7/24/12 that includes: (1) cost, schedule, Performance Indicator/Milestone detailed estimate (to Work Breakdown Structure level 3) for the Project; (2) a report detailing ACD’s efforts to implement a governance structure demonstrating capability to provide overall management of the project (see Article 6.02) and demonstrating that the ACD has submitted to the Nuclear Regulatory Commission (NRC) a complete package requesting a Foreign Ownership, Control or Influence (FOCI) determination in a form acceptable to the NRC; and (3) a revised Attachment B that includes proposed Technical Milestone dates.

Among other requirements set forth elsewhere in this Agreement, DOE’s cost share for Budget Period 2 is conditioned upon the availability of appropriations or other source of consideration.  In the event DOE authorizes  funds above the assumption of DUF6 title and liability provided in Section 8.01 (Additional Funding), DOE and Recipient shall promptly amend this Agreement to reflect such funding and to provide invoicing procedures therefor.  DOE will not assume liability or otherwise reimburse costs incurred by the Recipient under this Agreement during Budget Period 2 without first issuing written authorization permitting the Recipient to incur costs under this Agreement during Budget Period 2.  DOE will not issue written authorization permitting incurrence of costs under this Agreement during Budget Period 2 unless the Recipient submits the following to DOE no later than 9/21/12: (1) documentation evidencing the existence of ACD with, subject to obtaining necessary regulatory approvals, the governance structure referenced in Article 6.02; and (2) revised cost, schedule, Performance Indicator/Milestone detailed estimate (to Work Breakdown Structure level 3) for the American Centrifuge Cascade Demonstration Test Program.

In addition to other available remedies in the event the conditions in this Section 8.01 for the continued funding of the program are not met, the Contracting Officer may suspend or terminate this award without recourse through corrective action by Recipient.  In the case of such a suspension or termination, costs shall be addressed as set forth in 10 CFR § 600.24.

8.02 For DOE’s cost-share contribution for Budget Period 1, DOE has agreed to accept title to certain quantities of DUF6 that will enable USEC to release encumbered funds. DOE shall be responsible for eighty percent (80%) of the allowable costs of the project for Budget Period 1.  DOE cost share contributions for Budget Period 1 will be fulfilled through DOE assuming disposal responsibilities for up to 39,200 MT of DUF6, which will be treated as $87,670,184 in cost share contributions.  DOE will accept title to, but not possession or custody of, Transferred Material on the date specified in Section 8.03 below.  The maximum Government obligation to the Recipient is limited to accepting no more than 39,200 MT of DUF6.  The Parties agree that the transfer of this amount of DUF6 shall provide a present value equal to $87,670,184.  The Parties agree that the transfer of DUF6 shall be from and accomplished by the Recipient through USEC’s subsidiary the United States Enrichment Corporation.

8.03 Schedule and Effective Date of Transferred Material Title Transfer.  Subject to adjustment as provided in Section 9.03, the Recipient will transfer title to no more than 39,200 MT of DUF6 and the cylinders in which the DUF6 is contained AS IS (the “Transferred Material”) to DOE and DOE will accept title to, and responsibility for the disposition of, such Transferred Material as of the effective date of this Agreement.  After title is transferred to DOE, the Recipient shall remain responsible for custody, possession and the safe and secure storage of the Transferred Material at the Recipient’s own expense, and in accordance with the Recipient’s procedures and applicable NRC regulatory requirements, until DOE takes custody and possession of the material.

8.04 Schedule for Transfer of Custody and Possession.  At the Recipient’s cost and expense, the Recipient shall transfer custody and possession of, and DOE will accept custody and possession of and responsibility for safe and secure storage of, the Transferred Material,  at the date that is the earlier of either: (i) sixty (60) days after the Recipient’s receipt of notice from DOE of the date DOE deems appropriate to disposition the Transferred Material; (ii) December 1, 2013; or (iii) at the date of the United States Enrichment Company’s return of the portion of the property covered by the “Lease Agreement Between The United States Department of Energy and The United States Enrichment Corporation” (GDP Lease) housing the cylinder yard where the Transferred Material is currently stored.

8.05 Identification of Cylinders, Right of Inspection, and Acceptance.  All Transferred Material and the cylinders containing the Transferred Material shall be provided AS IS.  The Recipient shall provide DOE with a preliminary list of the cylinders of the Transferred Material within ten (10) days of the effective date of this Agreement and shall provide a final list within sixty (60) days after the termination, completion or expiration of this Agreement.  DOE shall have the right to inspect the cylinders.  The Recipient shall configure the cylinders as required by NRC.

8.06 Delivery.  When DOE accepts custody and possession and responsibility for the safe and secure storage of the Transferred Material and/or cylinders as provided in Sections 8.04 and 8.05, the Recipient shall deliver the cylinders to DOE at a mutually agreed location at Paducah Gaseous Diffusion Plant (GDP) and mutually agreed upon schedule.  At the Recipient’s option, delivery may also be made by the United States Enrichment Corporation’s return the cylinder yard  at the Paducah GDP in which the cylinder is stored, provided such return of that area is pursuant to the terms and consistent with the United States Enrichment Corporation’s obligations for such return under the GDP Lease.  The delivery must be completed no later than the date of the return of the portion of the property covered by the GDP Lease housing the cylinder yard where the Transferred Material is stored, unless agreed otherwise.

8.07 Records.  After the Recipient provides the list of cylinders as required in Section 8.05, and prior to transferring custody and possession of cylinders as provided in Section 8.06, the Recipient shall provide copies of all records associated with inspection, storage, and management of the Transferred Material and the cylinders, including, but not limited to, all manufacturers records in its possession and all Nuclear Material Control and Accountability records for each cylinder.

8.08 Effective date of transfer of possession and custody.  The effective date of transfer of custody and possession for any Transferred Material will be the date the Transferred Material is delivered to DOE as provided in Section 8.06.

8.09 Responsibility for cylinders.  The Recipient is responsible for ensuring that the cylinders remain in the same condition as of the date of this Agreement until such cylinders are transferred to DOE.  The Recipient shall bear all expense of cylinder surveillance and maintenance, and such costs are not allowable costs under this Agreement.  The Recipient shall indemnify DOE, and hold DOE harmless, from any and against all claims, demands, fines, suits, actions, proceedings, orders, decrees and judgments of any kind and from and against all cost and expenses, including reasonable attorney fees, resulting from the cylinders failing to be in the same condition as they were on the date of this Agreement during the time period where title to the cylinders has passed to DOE but the cylinders were in the Recipient’s custody and possession.

ARTICLE 9 – COST SHARING

9.01           Total Estimated Cost is the sum of the Government share and Recipient share of the estimated project costs.  The Recipient’s cost share must come from non-federal sources unless otherwise allowed by law.  By accepting this award, Recipient agrees that it is liable for its percentage share of total allowable project costs, even if the project is terminated early.  The cost share of DOE is eighty percent (80%) and the cost share of the Recipient is twenty percent (20%).  The Total Estimated Cost for the project through the end of the project is $350,000,000. In no event will the Government’s cost share be greater than eighty percent (80%).

9.02           If the Recipient discovers that it may be unable to provide cost sharing of at least the amount identified in Section 9.01, it shall immediately provide written notification to the DOE Contracting Officer indicating whether it will continue or phase out the project.  If the Recipient plans to continue the project, the notification must describe how replacement cost sharing will be secured.  If the Recipient decides to phase out the project, then this Agreement will be terminated in accordance with Article 27.

9.03           In the event the total costs incurred for the project are less than $109,587,730, either due to termination of this Agreement or for other reasons, the total amount of DUF6 transferred to DOE under Article 8 will be adjusted on a pro rata basis to equal DOE’s share of the total project costs to the nearest full cylinder, provided that in no circumstance shall DOE’s share exceed 80% of the total costs incurred.  Following termination or expiration of this Agreement, Recipient must submit an accounting of costs incurred until the point of termination or expiration to DOE’s Contracting Officer within ninety (90) days of the date of termination or expiration.  Within thirty (30) days of the delivery of the accounting of the total costs of the project, DOE shall notify the Recipient of the need to return title to some or all of the Transferred Material and identify the cylinders to be returned.  Only title to material previously transferred by the Recipient under Section 8.04 is eligible to be transferred back to the Recipient.  The Recipient will notify DOE of any objection to the return of title to the cylinders identified within ten (10) days of receiving DOE’s notice.  DOE shall transfer and the Recipient shall accept title to such material on the later of (i) the eleventh day after the Recipient’s receipt of DOE’s notice if no objection is delivered to DOE; (ii) the date DOE and the Recipient agree to the transfer; or (iii) the date any dispute is resolved under Article 21. In no event, however, shall any cylinders be returned after the date of de-lease of the Paducah Gaseous Diffusion Plant.

9.04           Recipient must maintain records of all project costs that it claims as cost sharing, including in-kind costs.  Such records are subject to audit.

ARTICLE 10 – MAXIMUM OBLIGATION

The maximum Government obligation to the Recipient is limited to accepting no more than 39,200 MT of DUF6 plus the Additional Funding if provided by DOE.  The Recipient is not obligated to continue performance of the project after the maximum Government obligation and the Recipient’s share of the project costs are expended.

ARTICLE 11 – FINANCIAL SYSTEM AND RECORDS

Prior to the submission of cost reports to DOE, the Recipient shall have and maintain an established accounting system which complies with Generally Accepted Accounting Principles, and with the requirements of this Agreement, and shall ensure that appropriate arrangements have been made for receiving, distributing and accounting for Federal funds and Recipient cost sharing, including any in-kind costs.  Consistent with this, an acceptable accounting system will be one in which all funds, cash receipts, and disbursements are controlled and documented properly.  Such records are subject to audit.

ARTICLE 12 – ALLOWABLE COSTS

Allowable costs are determined in accordance with the cost principles in 48 CFR Part 31 in the Federal Acquisition Regulation as applicable to for-profit entities in accordance with 10 CFR 600.317.

ARTICLE 13 – USE OF PROGRAM INCOME

13.01 Program income earned during the project period may be retained by the Recipient and added to the funds committed to the award and used to further eligible project objectives.

13.02 The Recipient may retain program income earned:

a. From license fees and royalties for copyrighted material, patents, patent applications, trademarks, and inventions produced under the Agreement.
b. After the end of the project period.

ARTICLE 14 – RECOGNITION OF PRE-AWARD COSTS

At USEC’s request, DOE may consider authorizing inclusion of pre-award costs in accordance with 10 CFR 600.317(b).

PART IV – ADMINISTRATIVE REQUIREMENTS

ARTICLE 15 – TITLE AND DISPOSITION OF PROPERTY

15.01 Title to real property and equipment acquired by the Recipient under this Agreement shall vest in USEC Inc. or ACD. Title shall vest only in an entity that is legally permitted to hold title to such real property and equipment. Real property and equipment acquired by the Recipient shall be subject to the rules set forth in 10 CFR 600.321.   DOE and the Recipient acknowledge and agree that title to the Equipment as defined in the Equipment Contract (Contract No. DE-NE0000488) acquired by the Recipient under this Agreement may be transferred by the Recipient to DOE pursuant to the Equipment Contract (Contract No. DE-NE0000488).

15.02 Consistent with the goals and objectives of this project, the Recipient may continue to use real property or equipment purchased in whole or in part under this award for its authorized purpose beyond the Period of Performance without obligation to make payment to DOE to extinguish DOE’s interest to such real property or equipment as described in 10 CFR 600.321, subject to the following: (a) the Recipient continues to utilize such property for the objectives of the project (demonstrate centrifuge technology); and (b) DOE retains the right to periodically ask for, and the Recipient agrees to provide, reasonable information concerning the use and condition of the real property or equipment. The provisions of 10 CFR 600.321 shall cease to apply to any property upon transfer to DOE of title to such property.

15.03 The Parties agree that use of the real property or equipment on other projects or programs would interfere with the work on the project under this Agreement.

15.04 Consistent with 10 CFR 600.321(b)(2), Recipient may request that the DOE Contracting Officer consider approving encumbrance of real property or equipment purchased in whole or in part under this Agreement.

15.05   ACD Access to Classified Information (including Restricted Data).  Notwithstanding any other provision of this Agreement, ACD shall not have access to classified information, as that term is defined in paragraph 29.01(c) herein, and specifically shall not have access to Restricted Data unless and until ACD receives a Facility Clearance and a favorable Foreign Ownership, Control and Influence (FOCI) determination, and complies with all other applicable legal requirements.

ARTICLE 16 – INTELLECTUAL PROPERTY

The intellectual property requirements applicable to this Agreement are provided in Attachment D.

ARTICLE 17 – RECORD RETENTION AND ACCESS TO RECORDS

17.01 The Recipient must keep records related to this Agreement for a period of three (3) years after submission of the final report, except records for any real property or equipment acquired with project funds must be kept for three years after final disposition.

17.02 The DOE Contracting Officer, the DOE Inspector General, and the Comptroller General of the United States, or any of their duly authorized representatives, shall have unrestricted access to any books, documents, papers or other records of the Recipient that are pertinent to the work performed under this Agreement in order to make audits.  Such audit, examination, or access shall be performed during business hours on business days upon prior written notice and shall be subject to the security requirements of the audited Party.

ARTICLE 18 – REPORTING

18.01 The reporting requirements for this award are identified on the Federal Assistance Reporting Checklist, DOE F 4600.2, attached to this award as Attachment C.  Failure to comply with these reporting requirements is considered a material noncompliance with the terms of the award.  Noncompliance may result in withholding of future payments, suspension or termination of the current award, and withholding of future awards.  A willful failure to perform, a history of failure to perform, or unsatisfactory performance of this and/or other financial assistance awards may also result in a debarment action to preclude future awards by Federal agencies.

18.02 Dissemination of scientific/technical reports.  Scientific/technical reports submitted under this award will be disseminated on the Internet via the DOE Information Bridge (www.osti.gov/bridge), unless the report contains proprietary data, patentable material, protected data or SBIR/STTR data.  Citations for journal articles produced under the award will appear on the DOE Energy Citations Database (www.osti.gov/energycitations).

18.03 Restrictions.  Reports submitted to the DOE Information Bridge must not contain any Protected Personal Identifiable Information (PII), limited rights data (proprietary data), classified information, information subject to export control classification, or other information not subject to release.

ARTICLE 19 – FEDERAL, STATE, AND MUNICIPAL REQUIREMENTS

The Recipient must obtain any required permits and comply with applicable Federal, state, and municipal laws, codes, and regulations for work performed under this Agreement.

ARTICLE 20 – SITE VISITS

DOE and/or DOE authorized representatives have the right to make site visits at reasonable times to review project accomplishments.  The Recipient must provide, and must require its contractors performing project work to provide, reasonable access to facilities, office space, resources, and assistance for the safety and convenience of DOE and its representatives in the performance of their duties.  All site visits and evaluations must be performed in a manner that does not unduly interfere with or delay the work.

ARTICLE 21 – CLAIMS, DISPUTES AND APPEALS

21.01 The Recipient must submit claims arising out of or relating to this Agreement in writing to the DOE Contracting Officer and must specify the nature and basis for the relief requested and include all data that supports the claim.  DOE will attempt to resolve such claims informally at the DOE Contracting Officer level.  All disputes and appeals will be resolved in accordance with the procedures set forth in 10 CFR 600.22.

21.02 Claims for damages of any nature whatsoever pursued under this Agreement shall be limited to direct damages only up to the aggregate amount of Government funding disbursed as of the time the dispute arises.  In no event shall the Government be liable for claims for consequential, punitive, special and incidental damages, claims for lost profits, or other indirect damages.

ARTICLE 22 – FOREIGN ACCESS TO TECHNOLOGY

The Parties understand that technology developments resulting from the performance of this Agreement may be subject to U.S. laws and regulations limiting access.  Any transfer of technology developed under this Agreement must be consistent with these laws and regulations, including the Department of Energy Regulations at 10 CFR Part 810 and DOE Guidelines on Export Control and Nonproliferation, as applicable.  The Recipient shall comply with these laws and regulations.

ARTICLE 23 – NATIONAL POLICY ASSURANCES

National Policy Assurances are incorporated into this award and are provided as Attachment E.

ARTICLE 24 – INSOLVENCY, BANKRUPTCY OR RECEIVERSHIP

24.01 Recipient shall immediately notify the DOE Administrator identified in Block 26 of this Agreement cover page of the occurrence of any of the following events: (i) Recipient or Recipient’s parent’s filing of a voluntary case seeking liquidation or reorganization under the Bankruptcy Act; (ii) Recipient’s consent to the institution of an involuntary case under the Bankruptcy Act against Recipient or Recipient’s parent; (iii) the filing of any similar proceeding for or against Recipient or Recipient’s parent, or its consent to, the dissolution, winding-up or readjustment of Recipient’s debts, appointment of a receiver, conservator, trustee, or other officer with similar powers over Recipient, under any other applicable state or federal law; or (iv) Recipient’s insolvency due to Recipient’s inability to pay Recipient’s debts generally as they become due.

24.02 Such notification shall be in writing and shall: (i) specifically set out the details of the occurrence of an event referenced in the paragraph above; (ii) provide the facts surrounding that event; and (iii) provide the impact such event will have on the project being funded by this award.

24.03 Upon the occurrence of any of the four events described in the first paragraph, DOE reserves the right to conduct a review of Recipient’s award to determine Recipient’s compliance with the required elements of the award (including such items as cost share, progress towards technical project objectives, and submission of required reports).  If the DOE review determines that there are significant deficiencies or concerns with Recipient’s performance under the award, DOE reserves the right to impose additional requirements, as needed, including (i) change Recipient’s payment method; or (ii) institute payment controls.

24.05 Failure of the Recipient to comply with this provision may be considered a material noncompliance of this financial assistance award by the Contracting Officer.

ARTICLE 25 – LOBBYING RESTRICTIONS

By accepting funds under this award, Recipient agrees that none of the funds obligated on the award shall be expended, directly or indirectly, to influence congressional action on any legislation or appropriation matters pending before Congress, other than to communicate to Members of Congress as described in 18 U.S.C. 1913.  This restriction is in addition to those prescribed elsewhere in statute and regulation.

ARTICLE 26 – NOTICE REGARDING THE PURCHASE OF AMERICAN-MADE EQUIPMENT AND PRODUCTS -- SENSE OF CONGRESS

It is the sense of the Congress that, to the greatest extent practicable, all equipment and products purchased with funds made available under this award should be American-made.

PART V – TERMINATION AND ENFORCEMENT

ARTICLE 27 – TERMINATION AND ENFORCEMENT

Termination and enforcement of this Agreement shall follow the procedures at 10 CFR 600.350 through 600.353, and the terms set forth in this Agreement.

The Parties agree to terminate this Agreement in the event Recipient receives a Loan Guarantee from DOE.

The Recipient’s responsibilities related to the Transferred Materials set forth under this Agreement DE-NE0000530 and the previous Cooperative Agreement DE-SC0006472 and DE-SC0003997 shall survive termination or expiration of this Agreement.

ARTICLE 28 – MISCELLANEOUS

28.01 Entire Agreement.  This Agreement contains the entire understanding of DOE and the Recipient with respect to the subject matter of this Agreement.  This Agreement does not modify, alter or change any other agreements between DOE and the Recipient including, but not limited to, Equipment Contract (Contract No. DE-NE0000488),the Agreement Between the U.S. Department of Energy and USEC Inc. dated June 17, 2002, as amended; the Lease Agreement entered into as of July 1, 1993 between the U.S. Department of Energy and the United States Enrichment Corporation, as amended (the “Lease Agreement”); the Supplemental Agreement No. 1 to the Lease Agreement dated as of December 7, 2006, as amended; and the Non-Exclusive Patent License granted by U.S. Department of Energy to USEC dated as of December 7, 2006.

28.02 Applicable Law.  This Agreement shall be governed and construed in accordance with the laws of the United States of America.

28.03 Further Assistance.  DOE and the Recipient shall provide such information, execute and deliver any agreements, instruments and documents and take such other actions as may be reasonably necessary or required, which are not inconsistent with the provisions in this Agreement and which do not involve the assumption of obligations other than those provided for in this Agreement, in order to give full effect to this Agreement and to carry out its intent. This provision does not encompass, and DOE makes no commitment regarding, the issuance of any loan guarantees by DOE to any entity including to USEC or a USEC affiliate.

ARTICLE 29 – SECURITY REQUIREMENTS

29.01 Security.

(a) Responsibility. It is the Recipient's duty to protect all classified information, special nuclear material, and other DOE property. The Recipient shall, in accordance with DOE security regulations and requirements, be responsible for protecting all classified information and all classified matter (including documents, material and special nuclear material) which are in the Recipient's possession in connection with the performance of work under this award against sabotage, espionage, loss or theft. Except as otherwise expressly provided in this award, the Recipient shall, upon completion or termination of this award, transmit to DOE any classified information and classified matter or special nuclear material in the possession of the Recipient or any person under the Recipient's control in connection with performance of this award. If retention by the Recipient of any classified information and classified matter is required after the completion or termination of the award, the Recipient shall identify the items and classification levels and categories of matter proposed for retention, the reasons for the retention, and the proposed period of retention. If the retention is approved by the Contracting Officer, the security provisions of the award shall continue to be applicable to the classified matter retained. Special nuclear material shall not be retained after the completion or termination of the award.

(b) Regulations. The Recipient agrees to comply with all security regulations and award requirements of DOE as incorporated into the award.

(c) Definition of Classified Information. The term Classified Information means information that is classified as Restricted Data or Formerly Restricted Data under the Atomic Energy Act of 1954, or information determined to require protection against unauthorized disclosure under Executive Order 12958, Classified National Security Information, as amended, or prior executive orders, which is identified as National Security Information.

(d) Definition of Restricted Data. The term Restricted Data means all data concerning design, manufacture, or utilization of atomic weapons; production of special nuclear material; or use of special nuclear material in the production of energy, but excluding data declassified or removed from the Restricted Data category pursuant to 42 U.S.C. 2162 (Section 142, as amended, of the Atomic Energy Act of 1954).

(e) Definition of Formerly Restricted Data. The term "Formerly Restricted Data" means information removed from the Restricted Data category based on a joint determination by DOE or its predecessor agencies and the Department of Defense that the information- (1) relates primarily to the military utilization of atomic weapons; and (2) can be adequately protected as National Security Information. However, such information is subject to the same restrictions on transmission to other countries or regional defense organizations that apply to Restricted Data.

(f) Definition of National Security Information. The term "National Security Information" means information that has been determined, pursuant to Executive Order 12958, Classified National Security Information, as amended, or any predecessor order, to require protection against unauthorized disclosure, and that is marked to indicate its classified status when in documentary form.

(g) Definition of Special Nuclear Material. The term "special nuclear material" means- (1) plutonium, uranium enriched in the isotope 233 or in the isotope 235, and any other material which, pursuant to 42 U.S.C. 2071 (section 51 as amended, of the Atomic Energy Act of 1954) has been determined to be special nuclear material, but does not include source material; or (2) any material artificially enriched by any of the foregoing, but does not include source material.

(h) Access authorizations of personnel.

(1) The Recipient shall not permit any individual to have access to any classified information or special nuclear material, except in accordance with the Atomic Energy Act of 1954, and the DOE's regulations and award requirements applicable to the particular level and category of classified information or particular category of special nuclear material to which access is required.

(2) The Recipient must conduct a thorough review, as defined at 48 CFR 904.401, of an uncleared applicant or uncleared employee, and must test the individual for illegal drugs, prior to selecting the individual for a position requiring a DOE access authorization.

(i) a review must verify an uncleared applicant's or uncleared employee's educational background, including any high school diploma obtained within the past five years, and degrees or diplomas granted by an institution of higher learning; contact  listed employers for the last three years and listed personal references; conduct local law enforcement checks when such checks are not prohibited by state or local law or regulation and when the uncleared applicant or uncleared employee resides in the jurisdiction where the Recipient is located; and conduct a credit check and other checks as appropriate.

(ii) Recipient reviews are not required for an applicant for DOE access authorization who possesses a current access authorization from DOE or another Federal agency, or whose access authorization may be reapproved without a federal background investigation pursuant to Executive Order 12968, Access to Classified Information (August 4, 1995), Sections 3.3(c) and (d).

(iii) In collecting and using this  information to make a determination as to whether it is appropriate to select an uncleared applicant or uncleared employee to a position requiring an access authorization, the Recipient must comply with all applicable laws, regulations, and Executive Orders, including those- (A) governing the processing and privacy of an individual's information, such as the Fair Credit Reporting Act, Americans with Disabilities Act (ADA), and Health Insurance Portability and Accountability Act; and (b) prohibiting discrimination in employment, such as under the ADA, Title VII and the Age Discrimination in Employment Act, including with respect to pre- and post-offer of employment disability related questioning.

(iv) In addition to a review, each candidate for a DOE access authorization must be tested to demonstrate the absence of any illegal drug, as defined in 10 CFR 707.4. All positions requiring access authorizations are deemed testing designated positions in accordance with 10 CFR part 707. All employees possessing access authorizations are subject to applicant, random or for cause testing for use of illegal drugs. DOE will not process candidates for a DOE access authorization unless their tests confirm the absence from their system of any illegal drug.

(v) When an uncleared applicant or uncleared employee receives an offer of employment for a position that requires a DOE access authorization, the Recipient shall not place that individual in such a position prior to the individual's receipt of a DOE access authorization, unless an approval has been obtained from the head of the cognizant local security office. If the individual is hired and placed in the position prior to receiving an access authorization, the uncleared employee may not be afforded access to classified information or matter or special nuclear material (in categories requiring access authorization) until an access authorization has been granted.

(vi) The Recipient must furnish to the head of the cognizant local DOE Security Office, in writing, the following information concerning each uncleared applicant or uncleared employee who is selected for a position requiring an access authorization-

A. The date(s) each Review was conducted;

B. Each entity that provided information concerning the individual;

C. A certification that the review was conducted in accordance with all applicable laws, regulations, and Executive Orders, including those governing the processing and privacy of an individual's information collected during the review;

D. A certification that all information collected during the review was reviewed and evaluated in accordance with the Recipient's personnel policies; and

E. The results of the test for illegal drugs.

(i) Criminal liability. It is understood that disclosure of any classified information relating to the work or services ordered hereunder to any person not entitled to receive it, or failure to protect any classified information, special nuclear material, or other Government property that may come to the Recipient or any person under the Recipient's control in connection with work under this award, may subject the Recipient, its agents, employees, or SubRecipients to criminal liability under the laws of the United States (see the Atomic Energy Act of 1954, 42 U.S.C. 2011 et seq.; 18 U.S.C. 793 and 794).

(j) Foreign Ownership, Control, or Influence. (1) The Recipient shall immediately provide the cognizant security office written notice of any change in the extent and nature of foreign ownership, control or influence over the Recipient which would affect any answer to the questions presented in the Standard Form (SF) 328, Certificate Pertaining to Foreign Interests, executed prior to award of this award. In addition, any notice of changes in ownership or control which are required to be reported to the Securities and Exchange Commission, the Federal Trade Commission, or the Department of Justice, shall also be furnished concurrently to the Contracting Officer.

(2) If a Recipient has changes involving foreign ownership, control, or influence, the cognizant security office must determine whether the changes will pose an undue risk to the common defense and security. In making this determination, the cognizant security office will consider proposals made by the Recipient to avoid or mitigate foreign influences.

(3) If the cognizant security office at any time determines that the Recipient is, or is potentially, subject to foreign ownership, control, or influence, the Recipient shall comply with such instructions as the Awarding Officer shall provide in writing to protect any classified information or special nuclear material.

(4) The Contracting Officer may terminate this award either if the Recipient fails to meet obligations imposed by this article or if the Recipient creates a foreign ownership, control, or influence situation in order to avoid performance or a termination. The Contracting Officer may terminate this award if the Recipient becomes subject to foreign ownership, control, or influence and for reasons other than avoidance of performance of the award, cannot, or chooses not to, avoid or mitigate the foreign ownership, control, or influence problem.

(k) Employment announcements. When placing announcements seeking applicants for positions requiring access authorizations, the Recipient shall include in the written vacancy announcement, a notification to prospective applicants that reviews, and tests for the absence of any illegal drug as defined in 10 CFR 707.4, will be conducted by the employer and a background investigation by the Federal government may be required to obtain an access authorization prior to employment, and that subsequent reinvestigations may be required. If the position is covered by the Counterintelligence Evaluation Program regulations at 10 CFR 709, the announcement should also alert applicants that successful completion of a counterintelligence evaluation may include a counterintelligence-scope polygraph examination.

(l) Flow down to subawards. The Recipient agrees to insert terms that conform substantially to the language of this article, including this paragraph, in all subawards under its award that will require Subrecipient employees to possess access authorizations. Additionally, the Recipient must require such Subrecipients to have an existing DOD or DOE facility clearance or submit a completed SF 328, Certificate Pertaining to Foreign Interests, as required in 48 CFR 952.204-73, Facility Clearance, and obtain a foreign ownership, control and influence determination and facility clearance prior to award of a subaward. Information to be provided by a Subrecipient pursuant to this clause may be submitted directly to the Contracting Officer. For purposes of this article, Subrecipient means any Subrecipient at any tier and the term "Contracting Officer" means the DOE Contracting Officer. When this article is included in a subaward, the term "Recipient" shall mean Subrecipient and the term "award" shall mean subaward.

The requirements in this Section 29.01 to return to DOE classified information or matter or special nuclear material shall apply only to government furnished classified information or matter or special nuclear material provided by DOE specifically for use in the Project and shall not apply to classified information or matter or special nuclear material in the possession of the Recipient prior to the effective date of this Award or generated during the Award.

29.02 Classification/Declassification

In the performance of work under this award, the Recipient or Subrecipient shall comply with all provisions of the Department of Energy's regulations and mandatory DOE directives which apply to work involving the classification and declassification of information, documents, or material. In this section, "information" means facts, data, or knowledge itself; "document" means the physical medium on or in which information is recorded; and "material" means a product or substance which contains or reveals information, regardless of its physical form or characteristics. Classified information is "Restricted Data" and "Formerly Restricted Data" (classified under the Atomic Energy Act of 1954, as amended) and "National Security Information" (classified under Executive Order 12958 or prior Executive Orders). The original decision to classify or declassify information is considered an inherently Governmental function. For this reason, only Government personnel may serve as original classifiers, i.e., Federal Government Original Classifiers. Other personnel (Government or Recipient) may serve as derivative classifiers which involves making classification decisions based upon classification guidance which reflect decisions made by Federal Government Original Classifiers.

The Recipient or Subrecipient shall ensure that any document or material that may contain classified information is reviewed by either a Federal Government or a Recipient Derivative Classifier in accordance with classification regulations including mandatory DOE directives and classification/declassification guidance furnished to the Recipient by the Department of Energy to determine whether it contains classified information prior to dissemination. For information which is not addressed in classification/declassification guidance, but whose sensitivity appears to warrant classification, the Recipient or Subrecipient shall ensure that such information is reviewed by a Federal Government Original Classifier.

In addition, the Recipient or Subrecipient shall ensure that existing classified documents (containing either Restricted Data or Formerly Restricted Data or National Security Information) which are in its possession or under its control are periodically reviewed by a Federal Government or Recipient Derivative Declassifier in accordance with classification regulations, mandatory DOE directives and classification/declassification guidance furnished to the Recipient by the Department of Energy to determine if the documents are no longer appropriately classified. Priorities for declassification review of classified documents shall be based on the degree of public and researcher interest and the likelihood of declassification upon review. Documents which no longer contain classified information are to be declassified. Declassified documents then shall be reviewed to determine if they are publicly releasable. Documents which are declassified and determined to be publicly releasable are to be made available to the public in order to maximize the public's access to as much Government information as possible while minimizing security costs.

The Recipient or Subrecipient shall insert this article in any subaward which involves or may involve access to classified information.

29.03   Facility Clearance

(a) Use of Certificate Pertaining to Foreign Interests, Standard Form 328.

(1) The work to be conducted under this Agreement will require access to classified information and classified matter (including special nuclear material) as defined in section 29.01 herein. Such access will require a Facility Clearance for Recipient and access authorizations (security clearances) for personnel working with the classified information classified matter. To obtain a Facility Clearance, Recipient must submit a Certificate Pertaining to Foreign Interests, Standard Form 328, and all required supporting documents to form a complete Package, to the cognizant security agency.

(2) Information submitted by Recipient on Standard Form 328 will be used solely for the purposes of evaluating FOCI and will be treatedby the cognizant security agency, to the extent permitted by law, as proprietary business or financial information submitted in confidence.

(3) Following submission of a Standard Form 328, Recipient shall immediately submit to the cognizant security agency written notification of any changes in the extent and nature of FOCI which alter Recipient’s answers to the questions in Standard Form 328.  Following execution of the Agreement, Recipient must immediately submit to the cognizant  security agency written notification of any changes in the extent and nature of FOCI which alter the Recipient’s answers to the questions in Standard Form 328.  Notice of changes in ownership or control which are required to be reported to the Securities and Exchange Commission, the Federal Trade Commission, or the Department of Justice must also be furnished concurrently to the cognizant security agency.

(b) Definitions.

(1) Foreign Interest means any of the following--

(i) A foreign government, foreign government agency, or representative of a foreign government;

(ii) Any form of business enterprise or legal entity organized, chartered or incorporated under the laws of any country other than the United States or its possessions and trust territories; and

(iii) Any person who is not a citizen or national of the United States.

(2) Foreign Ownership, Control, or Influence (FOCI) means the situation where the degree of ownership, control, or influence over Recipient  by a foreign interest is such that a reasonable basis exists for concluding that compromise of classified information or classified matter may result.

(c) Facility Clearance means an administrative determination by the cognizant security agency that a facility is eligible to access, produce, use or store classified information or classified matter. A Facility Clearance is based upon a determination that satisfactory safeguards and security measures are carried out for the activities being performed at the facility. Approval for a Facility Clearance shall be based upon--

(1) A favorable FOCI determination based upon the Contractor's response to the ten questions in Standard Form 328 and any required, supporting data provided by Recipient;

(2) Approved safeguards and security plans which describe protective measures appropriate to the activities being performed at the facility;

(3) An established Reporting Identification Symbol code for the Nuclear Materials Management and Safeguards Reporting System if access to nuclear materials is involved;

(4) A survey conducted no more than 6 months before the Facility Clearance date, with a composite facility rating of satisfactory, if the facility is to possess classified matter at its location;

(5) Appointment of a Facility Security Officer, who must possess or be in the process of obtaining an access authorization equivalent to the Facility Clearance; and, if applicable, appointment of a Materials Control and Accountability Representative; and

(6) Access authorizations for key management personnel which will be determined on a case-by-case basis, and equivalent to the level of the Facility Clearance.

(d) A Facility Clearance is required prior to Recipient having access to classified information and the granting of any access authorizations under the Agreement.  In order for Recipient to be granted a Facility Clearance, the cognizant security agency must determine that Recipient will not pose an undue risk to the common defense and security as a result of access to classified information or classified matter in the performance of the Agreement..

(e) A Facility Clearance is required under this Agreement even if the work to be performed does not require Recipient to receive, process, reproduce, store, transmit, or handle classified information or classified matter, but which requires DOE access authorizations for Recipient’s employees to perform work at a DOE location. This type facility is identified as a non-possessing facility.

(f) Except as otherwise authorized in writing by the cognizant security agency, pursuant to this Agreement  Recipient must insert provisions similar to the foregoing in all subcontracts, purchase orders and applicable agreements. Any subcontractors requiring access authorizations for access to classified information or classified matter shall be directed to provide responses to the questions in Standard Form 328, Certificate Pertaining to Foreign Interests, directly to Recipient or the cognizant security agency.

    Notice to Offerors -- Contents Review (Please Review Before Submitting)

Prior to submitting the Standard Form 328, required by paragraph (a)(1) of this clause, Recipient should review a FOCI submission to ensure that:

(1) The Standard Form 328 has been signed and dated by an authorized official;

(2) If publicly owned, Recipient’s  most recent annual report, and its most recent proxy statement for its annual meeting of stockholders have been attached; or, if privately owned, the audited, consolidated financial information for the most recently closed accounting year has been attached;

(3) A copy of Recipient’s  articles of incorporation and an attested copy of Recipient’s by-laws, or similar documents filed for Recipient’s  existence and management, and all amendments to those documents;

(4) A list identifying Recipient’s owners, officers, directors, and executive personnel, including their names, social security numbers, citizenship, titles of all positions they hold within the organization, and what access authorizations, if any, they possess or are in the process of obtaining, and identification of the government agency(ies) that granted or will be granting those access authorizations; and

(5) A summary FOCI data sheet.

Note: A FOCI submission must be attached for each tier parent organization (i.e., ultimate parent and any intervening levels of ownership). If any of these documents are missing, a Facility Clearance  will not be granted.

29.04           The Contractor Requirements Document Attachment 1 to DOE Order DOE O 470.4B Safeguards and Security Program is hereby incorporated by reference.

Attachment A

Research, Development & Demonstration Project

Detailed Cost and Schedule Estimate

July 24, 2012

USEC Proprietary Information

Contents

•                    RD&D Project Cost Estimate

o Cost at WBS Level 1 with Level 2 Detail

o Cost at WBS Level 2 with Level 3 Detail

o Cost at WBS Level 2 with Level 3 Detail by Cost Element

•                    RD&D Project Schedule Estimate

o DOE Technical Milestones, Performance Indicators and Project Level 1 & 2 Milestones

o Management Summary Schedule

o Summary Schedule

•                    DOE SF-424A

Research, Development & Demonstration Project

Cost at WBS Level 1 with Level 2 Detail

USEC Proprietary Information

*****

Research, Development & Demonstration Project

Cost at WBS Level 2 with Level 3 Detail

USEC Proprietary Information

*****

Research, Development & Demonstration Project

Cost at WBS Level 2 with Level 3 Detail by Cost Element

USEC Proprietary Information

*****

Research, Development & Demonstration Project

Project Milestones, Performance Indicators and Schedule Detail

USEC Proprietary Information

*****

Research, Development & Demonstration Project

DOE Form SF-424A

USEC Proprietary Information

*****

CONTAINS PROPRIETARY INFORMATION NOT FOR PUBLIC DISCLOSURE
Page  of 5

Attachment B
Project Scope
Cooperative Agreement for the American Centrifuge Cascade Demonstration Program
June 12, 2012

Statement of Project Objectives

The American Centrifuge Cascade Demonstration Program has two primary objectives:

Objective 1:  Demonstrate the American Centrifuge technology through the construction and operation of one or more demonstration cascades of 120 AC-100 centrifuges.  To fulfill this objective, the Program will accomplish five (5) defined Milestones and five (5) Performance Indicators.  Milestones represent a significant event wherein the documented accomplishment of that event satisfies a condition of section 7.03 of the Cooperative Agreement.  Performance Indicators represent events wherein the documented accomplishment of that event indicates measurable progress towards successful completion of the project objectives, but for which failure to complete by the target date therefore shall not be a material noncompliance with the terms and conditions of the Award.  The  Milestones and Performance Indicators to be completed by the Program are:

MILESTONE 1 - DOE and USEC jointly agree upon a test program for the remaining Milestones and for full system reliability and plant availability that takes into account human factors, upgraded Lower Suspension Drive Assembly (LSDA) and overall AC100 reliability, and full cascade separative performance, so as to achieve an overall plant availability of at least ***** with at least a ***** confidence level.

Milestone 1 is to be achieved by the date outlined in the Program schedule.

MILESTONE 2 - Confirm the reliability of the Lower Suspension Drive Assembly  (LSDA) by accumulating 20 machine-years of operation at target speed using AC100 centrifuges with upgraded LSDAs with no more than ***** LSDA failures.

Milestone 2 is to be achieved by the date outlined in the Program schedule.

PERFORMANCE INDICATOR A – Demonstrate AC100 operational readiness by accumulating 10-machine years ***** at target speed on gas.

PERFORMANCE INDICATOR B – Demonstrate AC100 production capability by manufacturing, assembling and providing 78 centrifuges to Operations.

PERFORMANCE INDICATOR C – Complete AC100 production capability by manufacturing, assembling and providing 120 centrifuges to Operations.

PERFORMANCE INDICATOR D – Demonstrate robustness of plant support systems by successfully completing Integrated Systems Test Program to fully test plant support systems backup and redundant capability to ensure continuous cascade operation or safe shutdown of cascade operation in the event of loss of normal power or other system casualties.

PERFORMANCE INDICATOR E – Demonstrate robustness of AC100 design to stress transients through validated analytical models, simulation and drills (e.g. physical tests) that demonstrate the ability of the cascade to withstand loss of power or other loss of Balance of Plant support system scenarios using a technical evaluation of time and actions to restore support systems and its effect on the AC100 centrifuge starting from steady-state operations.

MILESTONE 3 - Demonstrate AC100 manufacturing quality by operating the Commercial Demonstration Cascade at a confidence level of at least ***** for a minimum of 20 machine-years.

Milestone 3 is to be achieved by the date outlined in the Program schedule.

MILESTONE 4- Demonstrate AC100 reliability by accumulating 20 machine-years ***** at target speed and design condition with no more than the expected number of infant, steady-state and electronic recycles.

Milestone 4 is to be achieved by the date outlined in the Program schedule.

MILESTONE 5 - Demonstrate sustained production from commercially-staged, 120-centrifuge demonstration cascade configuration for 60 days (~20 machine years) in cascade recycle mode with at least ***** production availability using an average AC100 centrifuge production of 340 SWU per centrifuge-year.

Milestone 5 is to be achieved by the date outlined in the Program schedule.

Objective 2:  Sustain the domestic U.S. centrifuge technical and industrial base for national security purposes and potential commercialization of the American Centrifuge Project (ACP).  The Program will also conduct activities to reduce the risk and improve the future prospects of deployment of the American Centrifuge.  The Program will aim to retain the majority of employment of over 800 high-skilled jobs primarily in Ohio, Tennessee, West Virginia, Indiana, Pennsylvania and Maryland while advancing a project that achieves important energy security and national security objectives combined with the potential to create thousands of direct and indirect jobs over the next several years.

Budget

The Program Budget will be in accordance with a baseline budget developed in the initial phase of the Program.  Pending completion of the baseline budget, the interim program budget1 for the Budget Period 1 will be as follows:

Report in Million Dollars	1 Jun-30 Sep 2012	1 Oct-30 Nov 2012
*****
Total	$ 68.8	$ 41.2	$110.0

1  The budget sets out the expected spending during the period.  Actual spending may vary.

USEC PROPRIETARY INFORMATION

CONTAINS PROPRIETARY INFORMATION NOT FOR PUBLIC DISCLOSURE
Page  of 5

Scope of Research, Development and Deployment

The Program will support the following major areas of activity:

Machine Technology.
Demonstration of AC100 commercial plant machine manufacturing by American Centrifuge Manufacturing
Demonstration of AC100 Lead Cascade Operations Cascade Operations, and Support Systems
Engineering, Procurement and Construction activities
Process Engineering, Technology and Equipment activities
Program management

Each activity is discussed separately below.

Machine Technology

Technical Support will be provided for all manufacturing, lead cascade and other project activities including design agent functions, SWU performance and value engineering, troubleshooting, testing and operations demonstration activities, manufacturing specialty components, laboratory support, and auxiliary equipment.  This includes continuation of ACP activities at the Oak Ridge Centrifuge Technology Center and K-1600 test facility to support the cascade demonstration, AC100 centrifuge manufacturing, and other activities under the project.  *****

Demonstration of AC100 Commercial Plant Machine Manufacturing

American Centrifuge Manufacturing, LLC (ACM) will manufacture AC100 centrifuge components and subassemblies to complete the retrofit of the existing 42 AC100 machines in the lead cascade to include a safety feature, and manufacture new AC100 centrifuges to complete the demonstration cascade.  Once the centrifuges for the first cascade are complete, ACM will continue to manufacture additional centrifuges as the budget permits.  ACM will also continue efforts to improve manufacturing processes, reduce machine costs, and enhance and facilitize the supplier base for high volume manufacturing.

Demonstration of AC100 Lead Cascade Operation and Cascade Operations

Continue the operation of AC100 Centrifuges in the lead cascade until construction activities for the Demonstration Cascade necessitate suspension of operations. Continue development of operational procedures, training, and conduct of operations to assure operational enhancements that reduce risk during demonstration, cascade operations and that position the Project for successful commercial operations. The number of operating centrifuges will be expanded with the addition of new centrifuges until all 67 positions in the current lead cascade are operational, at which point additional new machines will be cycled in to replace existing machines and condition them for operation in the Demonstration Cascade.  Lead cascade operations will be shut down ***** at the beginning of 2013 for the construction of the Demonstration Cascade infrastructure and integrated systems testing required to commission the 120 Centrifuge Demonstration cascade and any additional machines constructed and assembled during the project.  Once complete, 120 or more AC100 centrifuges will be installed and operated in a commercial plant cascade configuration (the “Demonstration Cascade”).

Engineering, Procurement and Construction

Engineering, Procurement and Construction (EPC) activities within the scope include design, material procurement, and construction required for the Demonstration Cascade.  EPC may also maintain the required management, engineering, procurement, construction, and industrial base to support timely transition to the commercial plant, through design advancement, and other related activities.

Process Engineering, Technology and Equipment

Process Engineering, Technology and Equipment (PETE) activities will support the continuation of commercial plant feed and withdrawal equipment design, manufacturing and delivery.  Specifically, PETE may continue limited-rate fabrication of the cold box subassemblies, autoclaves and UF6 cylinder transporters required for ACP to sustain highly specialized suppliers of equipment needed for future deployment of the ACP technology.

The PETE and EPC organizations will also collaborate on an evaluation of ***** feed and withdrawal *****.

Program Management

Program Management will continue to provide overall project direction of Machine Technology, ACM, Operations, and EPC, and conduct activities that reduce the overall risk of transitioning to commercial deployment.  Program Management will encompass an improved program management structure and includes other participants, administrative requirements of the Cooperative Agreement, project oversight and reporting requirements to DOE in accordance with the Cooperative Agreement.  The Program Management organization will lead the effort to develop the project baseline against which performance will be measured using earned value management techniques.

USEC PROPRIETARY INFORMATION

Attachment CU.S. Department of EnergyFEDERAL ASSISTANCE REPORTING CHECKLISTAND INSTRUCTIONS DOE F 4600.2(08/09)All other editions are obsolete 1. Identification Number: DE-NE0000530	2. Program/Project Title: American Centrifuge Cascade Demonstration Test Program
3. Recipient: USEC Inc. and American Centrifuge Demonstration, LLC
4. Reporting Requirements:
A.   MANAGEMENT REPORTING
 Progress Report
 Special Status Report

B.  SCIENTIFIC/TECHNICAL REPORTING
(Reports/Products must be submitted with appropriate DOE F 241.  The 241 forms are available at www.osti.gov/elink.)
Report/Product                                                          Form
 Final Scientific/Technical Report                                                                           DOE F 241.3
 Conference papers/proceedings*                                                                           DOE F 241.3
 Software/Manual                                                                DOE F 241.4
 Other (see special instructions)                                                                           DOE F 241.3
 * Scientific and technical conferences only

C.  FINANCIAL REPORTING
 SF-425 Federal Financial Report

D.  CLOSEOUT REPORTING
 Patent Certification
 Property Certification
 Other

E.  OTHER REPORTING
 Annual Indirect Cost Proposal
 Annual Inventory of Federally Owned Property, if any
 Other
F.  AMERICAN RECOVERY AND REINVESTMENT ACT REPORTING
 Reporting and Registration Requirements
	Frequency	No. of Copies	Addressees
	M F Once every 6 months O	1 1 1 1 1 1 1 1 1 1 1 1 1

https://www.fedconnect.net/fedconnect/default.aspx
https://www.fedconnect.net/fedconnect/default.aspx

http://www.osti.gov/elink-2413
http://www.osti.gov/elink-2413
http://www.osti.gov/estsc/241-4pre.jsp

https://www.fedconnect.net/fedconnect/default.aspx

https://www.fedconnect.net/fedconnect/default.aspx
https://www.fedconnect.net/fedconnect/default.aspx
https://www.fedconnect.net/fedconnect/default.aspx

https://www.fedconnect.net/fedconnect/default.aspx
https://www.fedconnect.net/fedconnect/default.aspx
https://www.fedconnect.net/fedconnect/default.aspx

http://www.federalreporting.gov

FREQUENCY CODES AND DUE DATES:
A -      Within 5 calendar days after events or as specified.                                                                                                M - Monthly
F -      Final; 90 calendar days after expiration or termination of the award.
Y -      Yearly; 90 days after the end of the reporting period.
S -      Semiannually; within 30 days after end of reporting period.
Q -                                                                                                 Quarterly; within 30 days after end of the reporting period.
Y180 – Yearly; 180 days after the end of the recipient’s fiscal year
        O - Other; See instructions for further details.
OMB Reporting Help

Special Instructions: All reports, except for those in B and F above, should be submitted through FedConnect. See attached.

U.S. Department of Energy

Federal Assistance Reporting Checklist

And Instructions

5. Special Instructions

The Recipient ACP Project Leadership will meet with DOE and/or DOE’s designated representatives monthly to update progress and discuss unusual incidents, special advances or problems.

Within 30 days following each month of the project and at the conclusion of the project, the Recipient will provide the DOE Program Manager and Project Officer a non-public written report containing project accomplishment metrics, as well as a summary of progress, problems, and deviations from the plan.

A summary version of the non-public written report will be provided to the DOE Program Manager and Project Officer within 30 days following each month of the project and at the conclusion of the project. The report will provide meaningful information regarding the status of activities that can be released to the public.

Federal Assistance Reporting Instructions (09/09)

A.   MANAGEMENT REPORTING

Progress Report

The Progress Report must provide a concise narrative assessment of the status of work and include the following information and any other information identified under Special Instructions on the Federal Assistance Reporting Checklist:

The DOE award number and name of the recipient.

The project title and name of the project director/principal investigator.

Date of report and period covered by the report.

A comparison of the actual accomplishments with the goals and objectives established for the period and reasons why the established goals were not met.

A discussion of what was accomplished under these goals during this reporting period, including major activities, significant results, major findings or conclusions, key outcomes or other achievements.  This section should not contain any proprietary data or other information not subject to public release.  If such information is important to reporting progress, do not include the information, but include a note in the report advising the reader to contact the Principal Investigator or the Project Director for further information.

Cost Status.  Show approved budget by budget period and actual costs incurred.  If cost sharing is required break out by DOE share, recipient share, and total costs.

Schedule Status. List milestones, anticipated completion dates and actual completion dates.  If you submitted a project management plan with your application, you must use this plan to report schedule and budget variance.  You may use your own project management system to provide this information.

8.      Any changes in approach or aims and reasons for change.  Remember significant changes to the objectives and scope require prior approval by the contracting officer.

9.      Actual or anticipated problems or delays and actions taken or planned to resolve them.

10.      Any absence or changes of key personnel or changes in consortium/teaming arrangement.

11.      A description of any product produced or technology transfer activities accomplished during this reporting period, such as:

Publications (list journal name, volume, issue); conference papers; or other public releases of results.  Attach or send copies of public releases to the DOE Program Manager identified in Block 15 of the Assistance Agreement Cover Page.

Web site or other Internet sites that reflect the results of this project.

Networks or collaborations fostered.

Technologies/Techniques.

Inventions/Patent Applications

Other products, such as data or databases, physical collections, audio or video, software or netware, models, educational aid or curricula, instruments or equipment.

Special Status Report

The recipient must report the following events by e-mail as soon as possible after they occur:

Developments that have a significant favorable impact on the project.

Problems, delays, or adverse conditions which materially impair the recipient’s ability to meet the objectives of the award or which may require DOE to respond to questions relating to such events from the public  The recipient must report any of the following incidents and include the anticipated impact and remedial action to be taken to correct or resolve the problem/condition:

Any single fatality or injuries requiring hospitalization of five or more individuals.

Any significant environmental permit violation.

Any verbal or written Notice of Violation of any Environmental, Safety, and Health statutes.

Any incident which causes a significant process or hazard control system failure.

Any event which is anticipated to cause a significant schedule slippage or cost increase.

Any damage to Government-owned equipment in excess of $50,000.

Any other incident that has the potential for high visibility in the media.

B.   SCIENTIFIC/TECHNICAL REPORTS

Final Scientific/Technical Report

Content.  The final scientific/technical report must include the following information and any other information identified under Special Instructions on the Federal Assistance Reporting Checklist:

1.   Identify the DOE award number; name of recipient; project title; name of project director/principal investigator; and consortium/teaming members.

2.      Display prominently on the cover of the report any authorized distribution limitation notices, such as patentable material or protected data.  Reports delivered without such notices may be deemed to have been furnished with unlimited rights, and the Government assumes no liability for the disclosure, use or reproduction of such reports.

3.      Provide an executive summary, which includes a discussion of 1) how the research adds to the understanding of the area investigated; 2) the technical effectiveness and economic feasibility of the methods or techniques investigated or demonstrated; or 3) how the project is otherwise of benefit to the public.  The discussion should be a minimum of one paragraph and written in terms understandable by an educated layman.

4.      Provide a comparison of the actual accomplishments with the goals and objectives of the project.

5.      Summarize project activities for the entire period of funding, including original hypotheses, approaches used, problems encountered and departure from planned methodology, and an assessment of their impact on the project results.  Include, if applicable, facts, figures, analyses, and assumptions used during the life of the project to support the conclusions.

Identify products developed under the award and technology transfer activities, such as:

a.      Publications (list journal name, volume, issue), conference papers, or other public releases of results.   If not provided previously, attach or send copies of any public releases to the DOE Program Manager identified in Block 15 of the Assistance Agreement Cover Page;

b.      Web site or other Internet sites that reflect the results of this project;

Networks or collaborations fostered;

Technologies/Techniques;

Inventions/Patent Applications, licensing agreements; and

Other products, such as data or databases, physical collections, audio or video, software or netware, models, educational aid or curricula, instruments or equipment.

7.      For projects involving computer modeling, provide the following information with the final report:

a.           Model description, key assumptions, version, source and intended use;

b.           Performance criteria for the model related to the intended use;

c.           Test results to demonstrate the model performance criteria were met (e.g., code verification/validation, sensitivity analyses, history matching with lab or field data, as appropriate);

Theory behind the model, expressed in non-mathematical terms;

e           Mathematics to be used, including formulas and calculation methods;

f.           Whether or not the theory and mathematical algorithms were peer reviewed, and, if so, include a summary of theoretical strengths and weaknesses;

g.           Hardware requirements; and

Documentation (e.g., users guide, model code).

Electronic Submission.  The final scientific/technical report must be submitted electronically via the DOE Energy Link System (E-Link) accessed at http://www.osti.gov/elink-2413.

Electronic Format.  Reports must be submitted in the ADOBE PORTABLE DOCUMENT FORMAT (PDF) and be one integrated PDF file that contains all text, tables, diagrams, photographs, schematic, graphs, and charts.  Materials, such as prints, videos, and books, that are essential to the report but cannot be submitted electronically, should be sent to the DOE Administrator at the address listed in Block 16 of the Assistance Agreement Cover Page.

Submittal Form.  The report must be accompanied by a completed electronic version of DOE Form 241.3, “U.S. Department of Energy (DOE), Announcement of Scientific and Technical Information (STI).”  You can complete, upload, and submit the DOE F.241.3 online via E-Link.   You are encouraged not to submit patentable material or protected data in these reports, but if there is such material or data in the report, you must: (1) clearly identify patentable or protected data on each page of the report; (2) identify such material on the cover of the report; and (3) mark the appropriate block in Section K of the DOE F 241.3.  Reports must not contain any limited rights data (proprietary data), classified information, information subject to export control classification, or other information not subject to release.   Protected data is specific technical data, first produced in the performance of the award that is protected from public release for a period of time by the terms of the award agreement.

Conference Papers/Proceedings

Content:  The recipient must submit a copy of any conference papers/proceedings, with the following information: (1) Name of conference; (2) Location of conference; (3) Date of conference; and (4) Conference sponsor.

Electronic Submission.  Scientific/technical conference paper/proceedings must be submitted electronically via the DOE Energy Link System (E-Link) at http://www.osti.gov/elink-2413.  Non-scientific/technical conference papers/proceedings must be sent to the URL listed on the Reporting Checklist.

Electronic Format.  Conference papers/proceedings must be submitted in the ADOBE PORTABLE DOCUMENT FORMAT (PDF) and be one integrated PDF file that contains all text, tables, diagrams, photographs, schematic, graphs, and charts.  If the proceedings cannot be submitted electronically, they should be sent to the DOE Administrator at the address listed in Block 16 of the Assistance Agreement Cover Page.

Submittal Form. Scientific/technical conference papers/proceedings must be accompanied by a completed DOE Form 241.3.  The form and instructions are available on E-Link at http://www.osti.gov/elink-2413.  This form is not required for non-scientific or non-technical conference papers or proceedings.

Software/Manual

Content.  Unless otherwise specified in the award, the following must be delivered:  source code, the executable object code and the minimum support documentation needed by a competent user to understand and use the software and to be able to modify the software in subsequent development efforts.

Electronic Submission.  Submissions may be submitted electronically via the DOE Energy Link System (E-Link) at http://www.osti.gov/estsc/241-4pre.jsp. They may also be submitted via regular mail to:

Energy Science and Technology Software Center
P.O. Box 1020
Oak Ridge, TN  37831

Submittal Form. Each software deliverable and its manual must be accompanied by a completed DOE Form 241.4 “Announcement of U.S. Department of Energy Computer Software.”  The form and instructions are available on E-Link at http://www.osti.gov/estsc/241-4pre.jsp.

Protected Personally Identifiable Information (PII).  Management Reports or Scientific/Technical Reports must not contain any Protected PII.  PII is any information about an individual which can be used to distinguish or trace an individual’s identity.  Some information that is considered to be PII is available in public sources such as telephone books, public websites, university listings, etc.  This type of information is considered to be Public PII and includes, for example, first and last name, address, work telephone number, e-mail address, home telephone number, and general educational credentials.  In contrast, Protected PII is defined as an individual’s first name or first initial and last name in combination with any one or more of types of information, including, but not limited to, social security number, passport number, credit card numbers, clearances, bank numbers, biometrics, date and place of birth, mother’s maiden name, criminal, medical and financial records, educational transcripts, etc.

C.   FINANCIAL REPORTING

Recipients must complete the SF-425 as identified on the Reporting Checklist in accordance with the report instructions.   A fillable version of the form is available at http://www.whitehouse.gov/omb/grants/grants_forms.aspx.

D.   CLOSEOUT REPORTS

Final Invention and Patent Report

The recipient must provide a DOE Form 2050.11, “PATENT CERTIFICATION.”  This form is available at http://www.directives.doe.gov/pdfs/forms/2050-11.pdf and http://grants.pr.doe.gov.

Property Certification

The recipient must provide the Property Certification, including the required inventories of non-exempt property, located at http://grants.pr.doe.gov.

E.  OTHER REPORTING

Annual Indirect Cost Proposal and Reconciliation

Requirement.  In accordance with the applicable cost principles, the recipient must submit an annual indirect cost proposal, reconciled to its financial statements, within six months after the close of the fiscal year, unless the award is based on a predetermined or fixed indirect rate(s), or a fixed amount for indirect or facilities and administration (F&A) costs.

Cognizant Agency.  The recipient must submit its annual indirect cost proposal directly to the cognizant agency for negotiating and approving indirect costs.  If the DOE awarding office is the cognizant agency, submit the annual indirect cost proposal to the DOE Administrator at the address listed in Block 16 of the Assistance Agreement Cover Page.

Annual Inventory of Federally Owned Property

Requirement.  If at any time during the award the recipient is provided Government-furnished property or acquires property with project funds and the award specifies that the property vests in the Federal Government (i.e. federally owned property), the recipient must submit an annual inventory of this property to the DOE Administrator at the address listed in Block 16 of the Assistance Agreement Cover Page no later than October 30th of each calendar year, to cover an annual reporting period ending on the preceding September 30th.

Content of Inventory.  The inventory must include a description of the property, tag number, acquisition date, location of the property, and acquisition cost, if purchased with project funds.  The report must list all federally owned property, including property located at subcontractor’s facilities or other locations.

F.  AMERICAN RECOVERY AND REINVESTMENT ACT REPORTING

See Special Award Term entitled Reporting and Registration Requirement under Section1512 of the Recovery Act.  The reports are due no later than ten calendar days after each calendar quarter in which the recipient receives the assistance award funded in whole or in part by the Recovery Act.  Additional information on complying with this requirement can be found at Department of Energy – OMB Reporting Help.

Award No.: DE-NE0000530 Amendment No.: 000

Attachment D

INTELLECTUAL PROPERTY REQUIREMENTS

01. In the Agreement Between the U.S. Department of Energy and USEC Inc. dated June 17, 2002, as amended ("June 17th  Agreement") USEC and DOE have agreed to USEC's transfer to DOE of certain rights in enrichment-related intellectual property (IP) and the delivery of associated technical data.  The Intellectual Property Requirements in this Attachment D shall be read and construed in a manner consistent with the IP provisions in the June 17th Agreement, and any inconsistency shall be resolved by giving precedence to the June 17th Agreement.

02.       FAR 52.227-1 Authorization and Consent (JUL 1995)-Alternate I (APR 1984)

(a) The Government authorizes and consents to all use and manufacture of any invention described in and covered by a United States patent in the performance of this contract or any subcontract at any tier.

(b) The Contractor agrees to include, and require inclusion of, this clause, suitably modified to identify the parties, in all subcontracts at any tier for research and development expected to exceed the simplified acquisition threshold; however, omission of this clause from any subcontract, including those at or below the simplified acquisition threshold, does not affect this authorization and consent.

(End of clause)

03.       FAR 52.227-2 Notice and Assistance Regarding Patent and Copyright Infringement
(AUG 1996)

(a) The Contractor shall report to the Contracting Officer, promptly and in reasonable written detail, each notice or claim of patent or copyright infringement based on the performance of this contract of which the Contractor has knowledge.

(b) In the event of any claim or suit against the Government on account of any alleged patent or copyright infringement arising out of the performance of this contract or out of the use of any supplies furnished or work or services performed under this contract, the Contractor shall furnish to the Government, when requested by the Contracting Officer, all evidence and information in possession of the Contractor pertaining to such suit or claim. Such evidence and information shall be furnished at the expense of the Government except where the Contractor has agreed to indemnify the Government.

(c) The Contractor agrees to include, and require inclusion of, this clause in all subcontracts at any tier for supplies or services (including construction and architect-engineer subcontracts and those for material, supplies, models, samples, or design or testing services) expected to exceed the simplified acquisition threshold at FAR 2.101. (End of clause)

Award No.: DE-NE0000530 Amendment No.: 000

04.             FAR 52.227-3 Patent Indemnity (APR 1984)

(a) The Contractor shall indemnify the Government and its officers, agents, and employees against liability, including costs, for infringement of any United States patent (except a patent issued upon an application that is now or may hereafter be withheld from issue pursuant to a Secrecy Order under 35 U.S.C. 181) arising out of the manufacture or delivery of supplies, the performance of services, or the construction, alteration, modification, or repair of real property (hereinafter referred to as "construction work") under this contract, or out of the use or disposal by or for the account of the Government of such supplies or construction work.

(b) This indemnity shall not apply unless the Contractor shall have been informed as soon as practicable by the Government of the suit or action alleging such infringement and shall have been given such opportunity as is afforded by applicable laws, rules, or regulations to participate in its defense. Further, this indemnity shall not apply to—

(1) An infringement resulting from compliance with specific written instructions of the Contracting Officer directing a change in the supplies to be delivered or in the materials or equipment to be used, or directing a manner of performance of the contract not normally used by the Contractor;

(2) An infringement resulting from addition to or change in supplies or components furnished or construction work performed that was made subsequent to delivery or performance; or

(3) A claimed infringement that is unreasonably settled without the consent of the Contractor, unless required by final decree of a court of competent jurisdiction.

(End of clause)

05.             Rights in Data

Rights in Data—Programs Covered Under Special Data Statutes

(a) Definitions

Computer Data Bases, as used in this clause, means a collection of data in a form capable of, and for the purpose of, being stored in, processed, and operated on by a computer. The term does not include computer software.

Computer software, as used in this clause, means (i) computer programs which are data comprising a series of instructions, rules, routines, or statements, regardless of the media in which recorded, that allow or cause a computer to perform a specific operation or series of operations and (ii) data comprising source code listings, design details, algorithms, processes, flow charts, formulae and related material that would enable the computer program to be produced, created or compiled. The term does not include computer data bases.

Award No.: DE-NE0000530 Amendment No.: 000

Data, as used in this clause, means recorded information, regardless of form or the media on which it may be recorded. The term includes technical data and computer software. The term does not include information incidental to administration, such as financial, administrative, cost or pricing or management information.

Form, fit, and function data, as used in this clause, means data relating to items, components, or processes that are sufficient to enable physical and functional interchangeability as well as data identifying source, size, configuration, mating and attachment characteristics, functional characteristics, and performance requirements except that for computer software it means data identifying source, functional characteristics, and performance requirements but specifically excludes the source code, algorithm, process, formulae, and flow charts of the software.

Limited rights data, as used in this clause, means data (other than computer software) developed at private expense that embody trade secrets or are commercial or financial and confidential or privileged.

Restricted computer software, as used in this clause, means computer software developed at private expense and that is a trade secret; is commercial or financial and confidential or privileged; or is published copyrighted computer software; including modifications of such computer software.

Protected data, as used in this clause, means technical data or commercial or financial data first produced in the performance of the award which, if it had been obtained from and first produced by a non-federal party, would be a trade secret or commercial or financial information that is privileged or confidential under the meaning of 5 U.S.C. 552(b)(4) and which data is marked as being protected data by a party to the award.

Protected rights, as used in this clause, mean the rights in protected data set forth in the Protected
Rights Notice of paragraph (g) of this clause.

Technical data, as used in this clause, means that data which are of a scientific or technical nature. Technical data does not include computer software, but does include manuals and instructional materials and technical data formatted as a computer data base.

Unlimited rights, as used in this clause, means the right of the Government to use, disclose, reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, in any manner and for any purpose whatsoever, and to have or permit others to do so.

(b) Allocation of Rights

(1) Except as provided in paragraph (c) of this clause regarding copyright, the Government shall have unlimited rights in-

Award No.: DE-NE0000530 Amendment No.: 000

(i) Data specifically identified in this agreement as data to be delivered without restriction;

(ii) Form, fit, and function data delivered under this agreement;

(iii) Data delivered under this agreement (except for restricted computer software) that constitute manuals or instructional and training material for installation, operation, or routine maintenance and repair of items, components, or processes delivered or furnished for use under this agreement; and

(iv) All other data delivered under this agreement unless provided otherwise for protected data in accordance with paragraph (g) of this clause or for limited rights data or restricted computer software in accordance with paragraph (h) of this clause.

(2) The Recipient shall have the right to-

(i) Protect rights in protected data delivered under this agreement in the manner and to the extent provided in paragraph (g) of this clause;

(ii) Withhold from delivery those data which are limited rights data or restricted computer software to the extent provided in paragraph (h) of this clause;

(iii) Substantiate use of, add, or correct protected rights or copyrights notices and to take other appropriate action, in accordance with paragraph (e) of this clause; and

(iv) Establish claim to copyright subsisting in data first produced in the performance of this agreement to the extent provided in subparagraph (c)(1) of this clause.

(c) Copyright

(1) Data first produced in the performance of this agreement. Except as otherwise specifically provided in this agreement, the Recipient may assert, without the prior approval of the Contracting Officer, asserted to copyright subsisting in any data first produced in the performance of this agreement. If claim to copyright is made, the Recipient shall affix the applicable copyright notice of 17 U.S.C. 401 or 402 and acknowledgment of Government sponsorship (including agreement number) to the data when such data are delivered to the Government, as well as when the data are published or deposited for registration as a published work in the U.S. Copyright Office. Except for Protected Data under paragraph g, for such copyrighted data, including computer software, the Recipient grants to the Government, and others acting on its behalf, a paid-up nonexclusive, irrevocable, worldwide license to reproduce, prepare derivative works, distribute copies to the public, and perform publicly and display publicly, by or on behalf of the Government, for all such data.

Award No.: DE-NE0000530 Amendment No.: 000

(2) Data not first produced in the performance of this agreement. The Recipient shall not, without prior written permission of the Contracting Officer, incorporate in data delivered under this agreement any data that are not first produced in the performance of this agreement and that contain the copyright notice of 17 U.S.C. 401 or 402, unless the Recipient identifies such data and grants to the Government, or acquires on its behalf, a license of the same scope as set forth in subparagraph (c)(1) of this clause; provided, however, that if such data are computer software, the Government shall acquire a copyright license as set forth in subparagraph (h)(3) of this clause if included in this agreement or as otherwise may be provided in a collateral agreement incorporated or made a part of this agreement.

(3) Removal of copyright notices. The Government agrees not to remove any copyright notices placed on data pursuant to this paragraph (c), and to include such notices on all reproductions of the data.

(d) Release, Publication and Use of Data

(1) The Receipt shall have the right to use, release to others, reproduce, distribute, or publish any data first produced or specifically used by the Recipient in the performance of this contract, except to the extent such data may be subject to the Federal export control or national security laws or regulations, or unless otherwise provided in this paragraph of this clause or expressly set forth in this contract.

(2) The Recipient agrees that to the extent it receives or is given access to data necessary for the performance of this agreement which contain restrictive markings, the Recipient shall treat the data in accordance with such markings unless otherwise specifically authorized in writing by the Contracting Officer.

(e) Unauthorized Marking of Data

(1) Notwithstanding any other provisions of this agreement concerning inspection or acceptance, if any data delivered under this agreement are marked with the notices specified in subparagraph (g)(2) or (g)(3) of this clause and use of such is not authorized by this clause, or if such data bears any other restrictive or limiting markings not authorized by this agreement, the Contracting Officer may at any time either return the data to the Recipient or cancel or ignore the markings. However, the following procedures shall apply prior to canceling or ignoring the markings.

(i) The Contracting Officer shall make written inquiry to the Recipient affording the Recipient 30 days from receipt of the inquiry to provide written justification to substantiate the propriety of the markings;

(ii) If the Recipient fails to respond or fails to provide written justification to substantiate the propriety of the markings within the 30-day period (or a longer time not exceeding 90 days approved in writing by the Contracting Officer for good cause

Award No.: DE-NE0000530 Amendment No.: 000

shown), the Government shall have the right to cancel or ignore the markings at any time after said period and the data will no longer be made subject to any disclosure prohibitions.

(iii) If the Recipient provides written justification to substantiate the propriety of the markings within the period set in subdivision (e)(1)(i) of this clause, the Contracting Officer shall consider such written justification and determine whether or not the markings are to be cancelled or ignored. If the Contracting Officer determines that the markings are authorized, the Recipient shall be so notified in writing. If the Contracting Officer determines, with concurrence of the head of the contracting activity, that the markings are not authorized, the Contracting Officer shall furnish the Recipient a written determination, which determination shall become the final agency decision regarding the appropriateness of the markings unless the Recipient files suit in a court of competent jurisdiction within 90 days of receipt of the Contracting Officer's decision. The Government shall continue to abide by the markings under this subdivision (e)(1)(iii) until final resolution of the matter either by the Contracting Officer's determination become final (in which instance the Government shall thereafter have the right to cancel or ignore the markings at any time and the data will no longer be made subject to any disclosure prohibitions), or by final disposition of the matter by court decision if suit is filed.

(2) The time limits in the procedures set forth in subparagraph (e)(1) of this clause may be modified in accordance with agency regulations implementing the Freedom of Information Act (5 U.S.C. 552) if necessary to respond to a request thereunder.

(f) Omitted or Incorrect Markings

(1) Data delivered to the Government without either the limited rights or restricted rights notice as authorized by paragraph ( g ) of this clause, or the copyright notice required by paragraph (c) of this clause, shall be deemed to have been furnished with unlimited rights, and the Government assumes no liability for the disclosure, use, or reproduction of such data. However, to the extent the data has not been disclosed without restriction outside the Government, the Recipient may request, within 6 months (or a longer time approved by the Contracting Officer for good cause shown) after delivery of such data, permission to have notices placed on qualifying data at the Recipient's expense, and the Contracting Officer may agree to do so if the Recipient-

(i) Identifies the data to which the omitted notice is to be applied; (ii) Demonstrates that the omission of the notice was inadvertent;

(iii) Establishes that the use of the proposed notice is authorized; and

(iv) Acknowledges that the Government has no liability with respect to the disclosure, use, or reproduction of any such data made prior to the addition of the notice or resulting from the omission of the notice.

Award No.: DE-NE0000530 Amendment No.: 000

(2) The Contracting Officer may also:

(i) Permit correction at the Recipient's expense of incorrect notices if the Recipient identifies the data on which correction of the notice is to be made, and demonstrates that the correct notice is authorized; or

(ii) Correct any incorrect notices. (g) Rights to Protected Data

(1) The Recipient may, claim and mark Protected Data, as defined in paragraph a, any data first produced in the performance of this award. Any such claimed "Protected Data" will be clearly marked with the following Protected Rights Notice, and will be treated in accordance with such Notice by DOE, subject to the provisions of paragraphs (e) and (f) of this clause.

PROTECTED RIGHTS NOTICE

These protected data were produced under agreement no. DE-SC0003997 with the U.S. Department of Energy and may not be published, disseminated, or disclosed to others outside the Government for a period of 5 years after submittal of data to DOE, unless express written authorization is obtained from the recipient. Upon expiration of the period of protection set forth in this Notice, the Government shall have unlimited rights in this data. This Notice shall be marked on any reproduction of this data, in whole or in part.

(End of notice)

(2) Any such marked Protected Data may be disclosed by DOE under obligations of confidentiality for the following purposes:

(a) For evaluation purposes under the restriction that the "Protected Data" be retained in confidence and not be further disclosed; or

(b) To subcontractors or other team members performing work under the USEC's American Centrifuge Program of which this award is a part, for information or use in connection with the work performed under their activity, and under the restriction that the Protected Data be retained in confidence and not be further disclosed.

(3) Except as provided in paragraph c, the obligations of confidentiality and restrictions on publication and dissemination by DOE shall end for any Protected Data:

(a) At the end of the protected period;

(b) If the data becomes publicly known or available from other sources without a breach of the obligation of confidentiality with respect to the Protected Data;

Award No.: DE-NE0000530 Amendment No.: 000

(c) If the same data is independently developed by someone who did not have access to the Protected Data and such data is made available without obligations of confidentiality; or

(d) If the Recipient disseminates or authorizes another to disseminate such data without obligations of confidentiality.

(4) However, the Recipient agrees that the following types of data are not considered to be protected and shall be provided to the Government when required by this award without any claim that the data are Protected Data. The parties agree that notwithstanding the following lists of types of data, nothing precludes the Government from seeking delivery of additional data in accordance with this award, or from making publicly available additional non-protected data, nor does the following list constitute any admission by the Government that technical data not on the list is Protected Data.

The monthly and final summary report s of the project which is available for release to the public. (5) The Government's sole obligation with respect to any protected data shall be as set forth in this paragraph (g).

(h) Protection of Limited Rights Data

When data other than that listed in subparagraphs (b)(1)(i), (ii), and (iii) of this clause are specified to be delivered under this agreement and such data qualify as either limited rights data or restricted computer software, the Recipient, if the Recipient desires to continue protection of such data, shall withhold such data and not furnish them to the Government under this agreement. As a condition to this withholding the Recipient shall identify the data being withheld and furnish form, fit, and function data in lieu thereof.

(i) Subaward/Contract

The Recipient has the responsibility to obtain from its subrecipients/contractors all data and rights therein necessary to fulfill the Recipient's obligations to the Government under this agreement, including those obligations under the June 17th Agreement.  Where Recipient employs third party intellectual property in the performance of uranium enrichment activities under this agreement, it shall acquire rights in the third party intellectual property necessary to enable the United States Government to practice the intellectual property consistent with the licenses contained in the June 17th Agreement. If a subrecipient/contractor refuses to accept terms affording the Government such rights, the Recipient shall promptly bring such refusal to the attention of the Contracting Officer and not proceed with subaward/contract award without further authorization.

(j) Additional Data Requirements

In addition to the data specified elsewhere in this agreement to be delivered, the Contracting Officer may, at anytime during agreement performance or within a period of 1 year after acceptance of all items to be delivered under this agreement, request delivery to DOE of any data first produced or specifically used in the performance of this agreement. Such request shall not

Award No.: DE-NE0000530 Amendment No.: 000

unreasonably be denied. This clause is applicable to all data ordered under this subparagraph. Nothing contained in this subparagraph shall require the Recipient to deliver any data the withholding of which is authorized by this clause or data which are specifically identified in this agreement as not subject to this clause. When data are to be delivered under this subparagraph, the Recipient will be compensated for converting the data into the prescribed form, for reproduction, and for delivery.

(k) The Recipient agrees, except as may be otherwise specified in this agreement for specific data items listed as not subject to this paragraph, that the Contracting Officer or an authorized representative may, up to three years after acceptance of all items to be delivered under this contract, inspect at the Recipient's facility any data withheld pursuant to paragraph (h) of this clause, for purposes of verifying the Recipient's assertion pertaining to the limited rights or restricted rights status of the data or for evaluating work performance. Where the Recipient whose data are to be inspected demonstrates to the Contracting Officer that there would be a possible conflict of interest if the inspection were made by a particular representative, the Contracting Officer shall designate an alternate inspector.

Alternate I:

(h)(2) Notwithstanding subparagraph (h)(1) of this clause, the agreement may identify and specify the delivery of limited rights data, or the Contracting Officer may require by written request the delivery of limited rights data that has been withheld or would otherwise be withholdable. If delivery of such data is so required, the Recipient may affix the following "Limited Rights Notice" to the data and the Government will thereafter treat the data, in accordance with such Notice:

LIMITED RIGHTS NOTICE

(a) These data are submitted with limited rights under Government agreement No.

(and

subaward/contract No.

, if appropriate). These data may be reproduced and used by the

Government with the express limitation that they will not, without written permission of the Recipient, be used for purposes of manufacture nor disclosed outside the Government; except that the Government may disclose these data outside the Government for the following purposes, if any, provided that the Government makes such disclosure subject to prohibition against further use and disclosure:

(1) Use (except for manufacture) by Federal support services contractors within the scope of their contracts;

(2) This "limited rights data" may be disclosed for evaluation purposes under the restriction that the "limited rights data" be retained in confidence and not be further disclosed;

(3) This "limited rights data" may be disclosed to other contractors participating in the
Government's program of which this Recipient is a part for information or use (except for

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manufacture) in connection with the work performed under their awards and under the restriction that the "limited rights data" be retained in confidence and not be further disclosed;

(4) This "limited rights data" may be used by the Government or others on its behalf for emergency repair or overhaul work under the restriction that the "limited rights data" be retained in confidence and not be further disclosed; and

(5) Release to a foreign government, or instrumentality thereof, as the interests of the United States Government may require, for information or evaluation, or for emergency repair or overhaul work by such government. This Notice shall be marked on any reproduction of this data in whole or in part.

(b) This Notice shall be marked on any reproduction of these data, in whole or in part. (End of noti

Alternate II:

(h)(3)(i) Notwithstanding subparagraph (h)(1) of this clause, the agreement may identify and specify the delivery of restricted computer software, or the Contracting Officer may require by written request the delivery of restricted computer software that has been withheld or would otherwise be withholdable. If delivery of such computer software is so required, the Recipient may affix the following “Restricted Rights Notice” to the computer software and the Government will thereafter treat the computer software, subject to paragraphs (d) and (e) of this clause, in accordance with the Notice:

RESTRICTED RIGHTS NOTICE

(a) This computer software is submitted with restricted rights under Government Agreement No. ____ (and subaward/contract ____, if appropriate). It may not be used, reproduced, or disclosed by the Government except as provided in paragraph (c) of this Notice or as otherwise expressly stated in the agreement.

(b) This computer software may be—

(1) Used or copied for use in or with the computer or computers for which it was acquired, including use at any Government installation to which such computer or computers may be transferred;

(2) Used or copies for use in a backup computer if any computer for which it was acquired is inoperative;

(3) Reproduced for safekeeping (archives) or backup purposes;

(4) Modified, adapted, or combined with other computer software, provided that the modified, combined, or adapted portions of the derivative software are made subject to the same restricted rights;

(5) Disclosed to and reproduced for use by Federal support service Contractors in accordance with subparagraphs (b)(1) through (4) of this clause, provided the Government makes such disclosure or reproduction subject to these restricted rights; and

(6) Used or copies for use in or transferred to a replacement computer.

(c) Notwithstanding the foregoing, if this computer software is published copyrighted computer software, it is licensed to the Government, without disclosure prohibitions, with the minimum rights set forth in paragraph (b) of this clause.

(d) Any other rights or limitations regarding the use, duplication, or disclosure of this computer software are to be expressly stated in, or incorporated in, the agreement.

(e) This Notice shall be marked on any reproduction of this computer software, in whole or in part.

(End of notice)

(ii) Where it is impractical to include the Restricted Rights Notice on restricted computer software, the following short-form Notice may be used in lieu thereof:

RESTRICTED RIGHTS NOTICE

Use, reproduction, or disclosure is subject to restrictions set forth in Agreement No. ____ (and subaward/contract ____, if appropriate) with ____ (name of Recipient and subrecipient/contractor).

(End of notice)

(iii) If restricted computer software is delivered with the copyright notice of 17 U.S.C. 401, it will be presumed to be published copyrighted computer software licensed to the Government without disclosure prohibitions, with the minimum rights set forth in paragraph (b) of this clause, unless the Recipient includes the following statement with such copyright notice: “Unpublished—rights reserved under the Copyright Laws of the United States.”

(End of clause)

06. Patent Rights - Waiver as modified by 10 C.F.R. 784, DOE Patent Waiver Regulations

(a)      Definitions.
As used in this clause:

Background patent means a domestic patent covering an invention or discovery which is not a Subject Invention and which is owned or controlled by the Contractor at any time through the completion of this contract:
(i)  Which the Contractor, but not the Government, has the right to license to others without obligation to pay royalties thereon, and
(ii)  Infringement of which cannot reasonably be avoided upon the practice of any specific process, method, machine, manufacture or composition of matter (including relatively minor modifications thereof) which is a subject of the research, development, or demonstration work performed under this contract.

Contract means any contract, grant, agreement, understanding, or other arrangement, which includes research, development, or demonstration work, and includes any assignment or substitution of parties.

DOE patent waiver regulations means the Department of Energy patent waiver regulations at 10 CFR Part 784.

Invention as used in this clause, means any invention or discovery which is or may be patentable or otherwise protectable under Title 35 of the United States Code or any novel variety of plant that is or may be protectable under the Plant Variety Protection Act (7 U.S.C. 2321 et seq.).

Made when used in relation to any invention means the conception or first actual reduction to practice of such invention.

Nonprofit organization means a university or other institution of higher education or an organization of the type described in section 501(c)(3) of the Internal Revenue Code of 1954 (26 U.S.C. 501(c)) and exempt from taxation under section 501(a) of the Internal Revenue Code (26 U.S.C. 501(a)) or any nonprofit scientific or educational organization qualified under a state nonprofit organization statute.

Patent Counsel means the Department of Energy Patent Counsel assisting the procuring activity.

Practical application means to manufacture, in the case of a composition or product; to practice, in the case of a process or method; or to operate, in the case of a machine or system; and, in each case, under such conditions as to establish that the invention is being utilized and that its benefits are, to the extent permitted by law or Government regulations, available to the public on reasonable terms.

Secretary means the Secretary of Energy.

Small business firm means a small business concern as defined at Section 2 of the Pub. L. 85-536 (15 U.S.C. 632) and implementing regulations of the Administrator of the Small Business Administration.  For the purpose of this clause, the size standards for small business concerns involved in Government procurement and subcontracting at 13 CFR 121.3-8 and 13 CFR 121.3-12, respectively, will be used.

Subject invention means any invention of the Contractor conceived or first actually reduced to practice in the course of or under this contract, provided that in the case of a variety of plant, the date of determination (as defined in section 41(d) of the Plant Variety Protection Act (7 U.S.C. 2401(d)) must also occur during the period of contract performance.

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(b)      Allocation of principal rights.
Whereas DOE has granted a waiver of rights to subject inventions to the Contractor, the Contractor may elect to retain the entire right, title, and interest throughout the world to each subject invention subject to the provisions of this clause and 35 U.S.C. ''202 and 203.  With respect to any subject invention in which the Contractor elects to retain title, the Federal Government shall have a nonexclusive, nontransferable, irrevocable, paid-up license to practice or have practiced for or on behalf of the United States the subject invention throughout the world.

(c)      Invention disclosure, election of title, and filing of patent applications by Contractor.

(1)      The Contractor shall disclose each subject invention to the Patent Counsel within six months after conception or first actual reduction to practice, whichever occurs first in the course of or under this contract, but in any event, prior to any sale, public use, or public disclosure of such invention known to the Contractor.  The disclosure to the Patent Counsel shall be in the form of a written report and shall identify the inventors and the contract under which the invention was made.  It shall be sufficiently complete in technical detail to convey a clear understanding, to the extent known at the time of the disclosure, of the nature, purpose, operation, and physical, chemical, biological, or electrical characteristics of the invention.  The disclosure shall also identify any publication, on sale, or public use of the invention and whether a manuscript describing the invention has been submitted for publication and, if so, whether it has been accepted for publication at the time of disclosure.  In addition, after disclosure to the Patent Counsel, the Contractor shall promptly notify the Patent Counsel of the acceptance of any manuscript describing the invention for publication or of any on sale or public use planned by the Contractor.

(2)      The Contractor shall elect in writing whether or not to retain title to any such invention by notifying the Patent Counsel at the time of disclosure or within 8 months of disclosure, as to those countries (including the United States) in which the Contractor will retain title; provided, that in any case where publication, on sale, or public use has initiated the 1-year statutory period wherein valid patent protection can still be obtained in the United States, the period of election of title may be shortened by the Agency to a date that is no more than 60 days prior to the end of the statutory period.  The Contractor shall notify the Patent Counsel as to those countries (including the United States) in which the Contractor will retain title not later than 60 days prior to the end of the statutory period.

(3)      The Contractor shall file its United States patent application on an elected invention within 1 year after election, but not later than at least 60 days prior to the end of any statutory period wherein valid patent protection can be obtained in the United States after a publication, on sale, or public use.  The Contractor shall file patent applications in additional countries (including the European Patent Office and under the Patent Cooperation Treaty) within either 10 months of the corresponding initial patent application or 6 months from the date permission is granted by the Commissioner of Patents and Trademarks to file foreign patent applications where foreign filing has been prohibited by a Secrecy Order.

(4)      Requests for extension of the time for disclosure to the Patent Counsel, election, and filing may, at the discretion of DOE, be granted, and will normally be granted unless the Patent Counsel has reason to believe that a particular extension would prejudice the Government's interest.

(d)      Conditions when the Government may obtain title notwithstanding an existing waiver.
The Contractor shall convey to DOE, upon written request, title to any subject invention--

(1)           If the Contractor elects not to retain title to a subject invention;

      (2)           If the Contractor fails to disclose or elect the subject invention within the times specified in paragraph (c) of this clause (provided that DOE may only request title within 60 days after learning of the Contractor's failure to report or elect within the specified times);

(3)           In those countries in which the Contractor fails to file patent applications within the times specified in paragraph (c) of this clause; provided, however, that if the Contractor has filed a patent application in a country after the times specified in paragraph (c) of this clause, but prior to its receipt of the written request of DOE, the Contractor shall continue to retain title in that country;
(4)      In any country in which the Contractor decides not to continue the prosecution of any application for, to pay the maintenance fees on, or defend in reexamination or opposition proceeding on, a patent on a subject invention; or

(5)      If the waiver authorizing the use of this clause is terminated as provided in paragraph (p) of this clause.

(e)      Minimum rights to Contractor when the Government retains title.

(1)      The Contractor shall retain a nonexclusive, royalty-free license throughout the world in each subject invention to which the Government obtains title under paragraph (d) of this clause except if the Contractor fails to disclose the subject invention within the times specified in paragraph (c) of this clause.  The Contractor's license extends to its domestic subsidiaries and affiliates, if any, within the corporate structure of which the Contractor is a part and includes the right to grant sublicenses of the same scope to the extent the Contractor was legally obligated to do so at the time the contract was awarded.  The license is transferable only with the approval of DOE except when transferred to the successor of that part of the Contractor's business to which the invention pertains.

(2)      The Contractor's domestic license may be revoked or modified by DOE to the extent necessary to achieve expeditious practical application of the subject invention pursuant to an application for an exclusive license submitted in accordance with applicable provisions in 37 CFR part 404 and DOE licensing regulations.  This license shall not be revoked in that field of use or the geographical areas in which the Contractor has achieved practical application and continues to make the benefits of the invention reasonably accessible to the public.  The license in any foreign country may be revoked or modified at the discretion of DOE to the extent the Contractor, its licensees, or its domestic subsidiaries or affiliates have failed to achieve practical application in that foreign country.

(3)      Before revocation or modification of the license, DOE shall furnish the Contractor a written notice of its intention to revoke or modify the license, and the Contractor shall be allowed 30 days (or such other time as may be authorized by DOE for good cause shown by the Contractor) after the notice to show cause why the license should not be revoked or modified.  The Contractor has the right to appeal, in accordance with applicable agency licensing regulations and 37 CFR part 404 concerning the licensing of Government-owned inventions, any decision concerning the revocation or modification of its license.

(f)      Contractor action to protect the Government's interest.

(1)      The Contractor agrees to execute or to have executed and promptly deliver to DOE all instruments necessary to:

(i)      establish or confirm the rights the Government has throughout the world in those subject inventions to which the Contractor elects to retain title, and

(ii)      convey title to DOE when requested under paragraphs (d) and (n)(2) of this clause, and to enable the Government to obtain patent protection throughout the world in that subject invention.

(2)      The Contractor agrees to require, by written agreement, its employees, other than clerical and nontechnical employees, to disclose promptly in writing to personnel identified as responsible for the administration of patent matters and in a format suggested by the Contractor each subject invention made under contract in order that the Contractor can comply with the disclosure provisions of paragraph (c) of this clause, and to execute all papers necessary to file  patent applications on subject inventions and to establish the Government's rights in the subject inventions.  This disclosure format should require, as a minimum, the information required by paragraph (c)(1) of this clause.  The Contractor shall instruct such employees through employee agreements or other suitable educational programs on the importance of reporting inventions in sufficient time to permit the filing of patent applications prior to U.S. or foreign statutory bars.

(3)      The Contractor shall notify DOE of any decision not to continue the prosecution of a patent application, pay maintenance fees, or defend in a reexamination or opposition proceeding on a patent, in any country, not less than 30 days before the expiration of the response period required by the relevant patent office.

(4)      The Contractor agrees to include, within the specification of any United States patent application and any patent issuing thereon covering a subject invention, the following statement:  "This invention was made with Government support under (identify the contract) awarded by DOE.  The Government has certain rights in this invention."

(5)      The Contractor shall establish and maintain active and effective procedures to assure that subject inventions are promptly identified and disclosed to Contractor personnel responsible for patent matters within 6 months of conception and/or first actual reduction to practice, whichever occurs first in the course of or under this contract.  These procedures shall include the maintenance of laboratory notebooks or equivalent records and other records as are reasonably necessary to document the conception and/or the first actual reduction to practice of subject inventions, and records that show that the procedures for identifying and disclosing the inventions are followed.  Upon request, the Contractor shall furnish the Patent Counsel a description of such procedures for evaluation and for determination as to their effectiveness.

(6)      The Contractor agrees, when licensing a subject invention, to arrange to avoid royalty charges on acquisitions involving Government funds, including funds derived through Military Assistance Program of the Government or otherwise derived through the Government; to refund any amounts received as royalty charges on the subject invention in acquisitions for, or on behalf of, the Government; and to provide for such refund in any instrument transferring rights in the invention to any party.

(7)      The Contractor shall furnish the Patent Counsel the following:

(i)      Interim reports every 12 months (or such longer period as may be specified by the Patent Counsel) from the date of the contract, listing subject inventions during that period and stating that all subject inventions have been disclosed or that there are no such inventions.

(ii)      A final report, within 3 months after completion of the contracted work, listing all subject inventions or stating that there were no such inventions, and listing all subcontracts at any tier containing a patent rights clause or certifying that there were no such subcontracts.

(8)      The Contractor shall promptly notify the Patent Counsel in writing upon the award of any subcontract at any tier containing a patent rights clause by identifying the subcontractor, the applicable patent rights clause, the work to be performed under the subcontract, and the dates of award and estimated completion.  Upon request of the Patent Counsel, the Contractor shall furnish a copy of such subcontract, and no more frequently than annually, a listing of the subcontracts that have been awarded.

(9)      The Contractor shall provide, upon request, the filing  date, serial number and title, a copy of the patent application (including an English-language version if filed in a language other than English), and patent number and issue date for any subject invention for which the Contractor has retained title.

(10)           Upon request, the Contractor shall furnish the Government an irrevocable power to inspect and make copies of the patent application file.

(g)      Subcontracts.

(1)      Unless otherwise directed by the Contracting Officer, the Contractor shall include the clause at 48 CFR 952.227-11, suitably modified to identify the parties, in all subcontracts, regardless of tier, for experimental, developmental, or research work to be performed by a small business firm or nonprofit organization, except where the work of the subcontract is subject to an Exceptional Circumstances Determination by DOE.  In all other subcontracts, regardless of tier, for experimental, developmental, demonstration, or research work, the Contractor shall include the patent rights clause at 48 CFR 952.227-13 (suitably modified to identify the parties).

(2)      The Contractor shall not, as part of the consideration for awarding the subcontract, obtain rights in the subcontractor's subject inventions.

(3)      In the case of subcontractors at any tier, the Department, the subcontractor, and Contractor agree that the mutual obligations of the parties created by this clause constitute a contract between the subcontractor and the Department with respect to those matters covered by this clause.

(4)      The Contractor shall promptly notify the Contracting Officer in writing upon the award of any subcontract at any tier containing a patent rights clause by identifying the subcontractor, the applicable patent rights clause, the work to be performed under the subcontract, and the dates of award and estimated completion.  Upon request of the Contracting Officer, the Contracting Officer shall furnish a copy of such subcontract, and, no more frequently than annually, a listing of the subcontracts that have been awarded.

(h)      Reporting on utilization of subject inventions.

The Contractor agrees to submit on request periodic reports no more frequently than annually on the utilization of a subject invention or on efforts at obtaining such utilization that are being made by the Contractor and any of its licensees or assignees.  Such reports shall include information regarding the status of development, date of first commercial sale or use, gross royalties received by the Contractor, and such other data and information as DOE may reasonably specify.  The Contractor also agrees to provide additional reports as may be requested by DOE in connection with any march-in proceedings undertaken by DOE in accordance with paragraph (j) of this clause.  To the extent data or information supplied under this paragraph is considered by the Contractor, its licensee or assignee to be privileged and confidential and is so marked, DOE agrees that, to the extent permitted by law, it shall not disclose such information to persons outside the Government.

(i)      Preference for United States industry.

 Notwithstanding any other provision of this clause, the Contractor agrees that neither it nor any assignee will grant to any person the exclusive right to use or sell any subject invention in the United States unless such person agrees that any products embodying the subject invention will be manufactured substantially in the United States.  However, in individual cases, the requirement for such an agreement may be waived by DOE upon a showing by the Contractor or its assignee that reasonable but unsuccessful efforts have been made to grant licenses on similar terms to potential licensees that would be likely to manufacture substantially in the United States or that under the circumstances domestic manufacture is not commercially feasible.

(j)      March-in rights.

The Contractor agrees that with respect to any subject invention in which it has acquired title, DOE has the right in accordance with the procedures in 48 CFR 27.304-1(g) to require the Contractor, an assignee, or exclusive licensee of a subject invention to grant a nonexclusive, partially exclusive, or exclusive license in any field of use to a responsible applicant or applicants, upon terms that are reasonable under the circumstances, and if the Contractor, assignee, or exclusive licensee refuses such a request, DOE has the right to grant such a license itself if DOE determines that--

(1)      Such action is necessary because the Contractor or assignee has not taken, or is not expected to take within a reasonable time, effective steps to achieve practical application of the subject invention in such field of use;

(2)      Such action is necessary to alleviate health or safety needs which are not reasonably satisfied by the Contractor, assignee, or their licensees;
(3)      Such action is necessary to meet requirements for public use specified by Federal regulations and such requirements are not reasonably satisfied by the Contractor, assignee, or licensees; or

(4)      Such action is necessary because the agreement required by paragraph (i) of this clause has not been obtained or waived or because a licensee of the exclusive right to use or sell any subject invention in the United States is in breach of such agreement.

(k) Background Patents [reserved]

(l)      Communications.
All reports and notifications required by this clause shall be submitted to the Patent Counsel unless otherwise instructed.

(m)           Other inventions.
Nothing contained in this clause shall be deemed to grant to the Government any rights with respect to any invention other than a subject invention.

(n)      Examination of records relating to inventions.

(1)      The Contracting Officer or any authorized representative shall, until 3 years after final payment under this contract, have the right to examine any books (including laboratory notebooks), records, and documents of the Contractor relating to the conception or first actual reduction to practice of inventions in the same field of technology as the work under this contract to determine whether--

(i)      Any such inventions are subject inventions;

(ii)      The Contractor has established and maintains the procedures required by paragraphs (f)(2) and (f)(5) of this clause; and

(iii) The Contractor and its inventor have complied with the procedures.

(2)      If the Contracting Officer determines that an inventor has not disclosed a subject invention to the Contractor in accordance with the procedures required by paragraph (f)(5) of this clause, the Contracting Officer may, within 60 days after the determination, request title in accordance with paragraphs (d)(2) and (d)(3) of this clause.  However, if the Contractor establishes that the failure to disclose did not result from the Contractor's fault or negligence, the Contracting Officer shall not request title.

(3)      If the Contracting Officer learns of an unreported Contractor invention which the Contracting Officer believes may be a subject invention, the Contractor may be required to disclose the invention to DOE for a determination of ownership rights.

(4)      Any examination of records under this paragraph shall be conducted in such a manner as to protect the confidentiality of the information involved.

(o)      Withholding of payment.
NOTE:  This paragraph does not apply to subcontracts or grants.

(1)      Any time before final payment under this contract, the Contracting Officer may, in the Government's interest, withhold payment until a reserve not exceeding $50,000 or 5 percent of the amount of the contract, whichever is less, shall have been set aside if, in the Contracting Officer's opinion, the Contractor fails to--
(i)      Establish, maintain, and follow effective procedures for identifying and disclosing subject inventions pursuant to paragraph (f)(5) of this clause;
(ii)      Disclose any subject invention pursuant to paragraph (c)(1) of this clause;
(iii)  Deliver acceptable interim reports pursuant to paragraph (f)(7)(I) of this clause;
(iv)           Provide the information regarding subcontracts pursuant to paragraph (f)(6) of this clause; or
(v)      Convey to the Government, using a DOE-approved form, the title and/or rights of the Government in each subject invention as required by this clause.

(2)      Such reserve or balance shall be withheld until the Contracting Officer has determined that the Contractor has rectified whatever deficiencies exist and has delivered all reports, disclosures, and other information required by this clause.

(3)      Final payment under this contract shall not be made before the Contractor delivers to the Patent Counsel all disclosures of subject inventions required by paragraph (c)(1) of this clause, an acceptable final report pursuant to paragraph (f)(7)(ii) of this clause, and all past due confirmatory instruments, and the Patent Counsel has issued a patent clearance certification to the Contracting Officer.

(4)      The Contracting Officer may decrease or increase the sums withheld up to the maximum authorized above.  If the maximum amount authorized above is already being withheld under other provisions of the contract, no additional amount shall be withheld under this paragraph.  The withholding of any amount or the subsequent payment thereof shall not be construed as a waiver of any Government right.

(p)      Waiver Terminations.

Any waiver granted to the Contractor  authorizing the use of this clause (including any retention of rights pursuant thereto by the Contractor under paragraph (b) of this clause) may be terminated at the discretion of the Secretary or his designee in whole or in part, if the request for waiver by the Contractor is found to contain false material statements or nondisclosure of material facts, and such were specifically relied upon by DOE in reaching the waiver determination.  Prior to any such termination, the Contractor will be given written notice stating the extent of such proposed termination and the reasons therefor, and a period of 30 days, or such longer period as the Secretary or his designee shall determine for good cause shown in writing, to show cause why the waiver of rights should not be so terminated.  Any waiver termination shall be subject to the Contractor's minimum license as provided in paragraph (e) of this clause.

(q)      Atomic Energy.
No claim for pecuniary award or compensation under the provisions of the Atomic Energy Act of 1954, as amended, shall be asserted by the Contractor or its employees with respect to any invention or discovery made or conceived in the course of or under this contract.

(r)      Publication.

It is recognized that during the course of work under this contract, the contractor or its employees may from time to time desire to release or publish information regarding scientific or technical developments conceived or first actually reduced to practice in the course of or under this contract.  In order that public disclosure of such information will not adversely affect the patent interests of DOE or the contractor, approval for release of publication shall be secured from Patent Counsel prior to any such release or publication.  In appropriate circumstances, and after consultation with the contractor, Patent Counsel may waive the right of prepublication review.

(s)      Forfeiture of rights in unreported subject inventions.

(1)      The contractor shall forfeit and assign to the Government, at the request of the Secretary of Energy or designee, all rights in any subject invention which the contractor fails to report to Patent Counsel within six months after the time the contractor:
      (i)      Files or causes to be filed a United States or foreign patent application thereon; or
(ii)      Submits the final report required by paragraph (f)(7)(ii) of this clause, whichever is later.

(2)      However, the Contractor shall not forfeit rights in a subject invention if, within the time specified in paragraph (n)(1) of this clause, the contractor:
(i)      Prepares a written decision based upon a review of the record that the invention was neither conceived nor first actually reduced to practice in the course of or under the contract and delivers the decision to Patent Counsel, with a copy to the Contracting Officer; or
(ii)      Contending that the subject invention is not a subject invention, the contractor nevertheless discloses the subject invention and all facts pertinent to this contention to the Patent Counsel, with a copy to the Contracting Officer, or
(iii)  Establishes that the failure to disclose did not result from the contractor's fault or negligence.

(3)      Pending written assignment of the patent application and patents on a subject invention determined by the Contracting Officer to be forfeited (such determination to be a Final Decision under the Disputes clause of this contract), the contractor shall be deemed to hold the invention and the patent applications and patents pertaining thereto in trust for the Government.  The forfeiture provision of this paragraph shall be in addition to and shall not supersede any other rights and remedies which the Government may have with respect to subject inventions.

(t)   U. S. Competitiveness

The Contractor agrees that any products embodying any waived invention or produced through the use of any waived invention will be manufactured substantially in the United States unless the Contractor can show to the satisfaction of the DOE that it is not commercially feasible to do so.  In the event the DOE agrees to foreign manufacture, there will be a requirement that the Government's support of the technology be recognized in some appropriate manner, e.g., recoupment of the Government's investment, etc.  The Contractor agrees that it will not license, assign or otherwise transfer any waived invention to any entity unless that entity agrees to these same requirements.  Should the Contractor or other such entity receiving rights in the invention undergo a change in ownership amounting to a controlling interest, then the waiver, assignment, license, or other transfer of rights in the waived invention is suspended until approved in writing by the DOE.

(End of clause)

Award No.: DE-NE0000530 Amendment No.: 000

Attachment E

NATIONAL POLICY ASSURANCES TO BE INCORPORATED AS AWARD TERMS
(August 2008)

To the extent that a term does not apply to a particular type of activity or award, it is self-deleting.

I.  Nondiscrimination Policies

You must comply with applicable provisions of the following national policies prohibiting discrimination:

1.           On the basis of race, color, or national origin in Title VI of the Civil Rights Act of 1964 (42 U.S.C. 2000d et seq.), as implemented by DOE regulations at 10 CFR part 1040;

2.           On the basis of sex or blindness, in Title IX of the Education Amendments of 1972 (20 U.S.C. 1681 et seq.), as implemented by DOE regulations at 10 CFR parts 1041 and 1042;

3.           On the basis of age, in the Age Discrimination Act of 1975 (42 U.S.C. 6101 et seq.), as implemented by Department of Health and Human Services regulations at 45 CFR part 90 and DOE regulations at 10 CFR part 1040;

4.           On the basis of disability, in Section 504 of the Rehabilitation Act of 1973 (29 U.S.C. 794), as implemented by Department of Justice regulations at 28 CFR part 41 and DOE regulations at 10 CFR part 1041

5.           On the basis of race, color, national origin, religion, disability, familial status, and sex under Title VIII of the Civil Rights Act (42 U.S.C. 3601 et seq.) as implemented by the Department of Housing and Urban Development at 24 CFR part 100; and

6.           On the basis of disability in the Architectural Barriers Act of 1968 (42 U.S.C 4151 et seq.) for the design, construction, and alteration of buildings and facilities financed with Federal funds.

II.  Environmental Policies

You must:

1.           Comply with applicable provisions of the Clean Air Act (42 U.S.C. 7401, et seq.) and Clean Water Act (33 U.S.C. 1251, et seq.), as implemented by Executive Order 11738 (3 CFR, 1971-1975 Comp. p. 799) and Environmental Protection Agency rules at 40 CFR part 32, Subpart J.

2.           Immediately identify to the Buyer for further transmittal to DOE, any potential impact that Contractor finds this Contract may have on:

a. The quality of the human environment, including wetlands, and provide any help the Corporation or DOE may need to comply with the National Environmental Policy Act (NEPA, at 42 U.S.C. 431 et seq.) and assist the Corporation and DOE to prepare Environmental Impact Statements or other environmental documentation.  In such cases, Contractor may take no action that will have an adverse environmental impact (e.g., physical disturbance of a site such as breaking ground) or limit the choice of reasonable alternatives until the Corporation provides written notification of Federal compliance with NEPA, as implemented by DOE at 10 CFR part 1021.

b. Flood-prone areas, and provide any help the Corporation or DOE may need to comply with the National Flood Insurance Act of 1968 and Flood Disaster Protection Act of 1973 (42 U.S.C. 4001 et seq.) which require flood insurance, when available, for Federally assisted construction or acquisition in flood-prone areas, as implemented by DOE at 10 CFR part 1022.

c.  Use of land and water resources of coastal zones and provide any help the Corporation or DOE may need to comply with the Coastal Zone Management Act of 1972 (16 U.S.C. 1451 et seq.).

d. Coastal barriers along the Atlantic and Gulf coasts and Great Lakes’ shores, and provide help the Corporation or DOE may need to comply with the Coastal Barriers Resource Act (16 U.S.C. 3501 et seq.), concerning preservation of barrier resources.

e. Any existing or proposed component of the national Wild and Scenic Rivers system, and provide any help the Corporation or DOE may need to comply with the Wild and Scenic Rivers Act of 1968 ( 16 U.S.C 1271 et seq.).

f. Underground sources of drinking water in areas that have an aquifer that is the sole or principal drinking water source, and provide any help the Corporation or DOE may need to comply with the Safe Drinking Water Act (42 U.S.C. 300h-3).

3.           Comply with applicable provisions of the Lead-Based Paint Poisoning Prevention Act (42 U.S.C. 4821-4846), as implemented by the Department of Housing and Urban Development at 24 CFR Part 35.  The requirements concern lead-based paint in housing owned by the Federal Government or receiving Federal assistance.

4.           Comply with section 6002 of the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. 6962), and implementing regulations of the Environmental Protection Agency, 40 CFR Part 247, which require the purchase of recycled products by States or political subdivision of States.

III.  Live Organisms

1.           Human research subjects.  You must protect the rights and welfare of individuals that participate as human subjects in research under this award in accordance with the Common Federal Policy for the Protection of Human Subjects (45 CFR part 46), as implemented by DOE at 10 CFR part 745.

2.           Animals and plants.

a.           You must comply with applicable provisions of Department of Agriculture rules at 9 CFR parts 1-4 that implement the Laboratory Animal Welfare Act of 1966 (7 U.S.C. 2131-2156) and provide for humane transportation, handling, care, and treatment of animals used in research, experimentation, or testing under this award.

b.           You must follow the guidelines in the National Academy of Sciences (NAS) Publication “Guide for the Care and Use of Laboratory Animals” (1996, which may be found currently at http://www.nap.edu/readingroom/books/labrats/) and comply with the Public Health Service Policy and Government principles Regarding the Care and use of animals (included as Appendix D to the NAS Guide).

c.           You must immediately identify to us, as the awarding agency, any potential impact that you find this award may have on endangered species, as defined by the Endangered Species Act of 1973, as amended (“the Act,” 16 U.S.C. 1531-1543), and implementing regulations of the Departments of the Interior (50 CFR parts 10-24) and Commerce (50 CFR parts 217-227).  You also must provide any help we may need to comply with 16 U.S.C. 1536(a)(2).  This is not in lieu of responsibilities you have to comply with provisions of the Act that apply directly to you as a U.S. entity, independent of receiving this award.

IV.  Other National Policies

1.           Debarment and suspension.  You must comply with requirements regarding debarment and suspension in Subpart C of 2 CFR parts 180 and 901.

2.           Drug-free workplace.  You must comply with drug-free workplace requirements in Subpart B of 10 CFR part 607, which implements sec. 5151-5160 of the Drug-Free Workplace Act of 1988 (Pub. L. 100-690, Title V, Subtitle D; 41 U.S.C. 701, et seq.).

3.           Lobbying.

a.           You must comply with the restrictions on lobbying in 31 U.S.C. 1352, as implemented by DOE at 10 CFR part 601, and submit all disclosures required by that statute and regulation.

b.           If you are a nonprofit organization described in section 501(c)(4) of title 26, United States Code (the Internal Revenue Code of 1968), you may not engage in lobbying activities as defined in the Lobbying Disclosure Act of 1995 (2 U.S.C., Chapter 26).  If we determine that you have engaged in lobbying activities, we will cease all payments to you under this and other awards and terminate the awards unilaterally for material failure to comply with the award terms and conditions.  By submitting an application and accepting funds under this agreement, you assure that you are not an organization described in section 501(c)(4) that has engaged in any lobbying activities described in the Lobbying Disclosure Act of 1995 (2 U.S.C. 1611).

c.           You must comply with the prohibition in 18 U.S.C. 1913 on the use of Federal funds, absent express Congressional authorization, to pay directly or indirectly for any service, advertisement or other written matter, telephone communication, or other device intended to influence at any time a Member of Congress or official of any government concerning any legislation, law, policy, appropriation, or ratification.

4.           Officials not to benefit.  You must comply with the requirements that no member of Congress shall be admitted to any share or part of this agreement, or to any benefit arising fro it, in accordance with 41 U.S.C. 22.

5.           Hatch Act.  If applicable, you must comply with the provisions of the Hatch Act (5 U.S.C. 1501-1508 and 7324-7326), as implemented by the Office of Personnel Management at 5 CFR part 151, which limits political activity of employees or officers of State or local governments whose employment is connected to an activity financed in whole or in part with Federal funds.

6.           Native American graves protection and repatriation.  If you control or possess Native American remains and associated funerary objects, you must comply with all requirements of 43 CFR Part 10, the Department of the Interior implementation of the Native American Graves Protection and Repatriation Act of 1990 (25 U.S.C., chapter 32).

7.           Fly America Act.  You must comply with the International Air Transportation Fair Competitive Practices Act of 1974 (49 U.S.C. 40118), commonly referred to as the “Fly America Act,” and implementing regulations at 41 CFR 301-10.131 through 301-10.143.  The law and regulations require air transport of people or property to, from, between or within a country other than the United States, the cost of which is supported under this award, to be performed by or under a cost-sharing arrangement with a U.S. flag carrier, if service is available.

8.           Use of United States-flag vessels.

a.           Pursuant to Pub. L. 664 (43 U.S.C. 1241(b)), at least 50 percent of any equipment, materials or commodities procured, contracted for or otherwise obtained with funds under this award, and which may be transported by ocean vessel, must be transported on privately owned United States-flag commercial vessels, if available.

b.           Within 20 days following the date of loading for shipments originating within the United States or within 30 working days following the date of loading for shipments originating outside the United States, a legible copy of a rated, “on board” commercial ocean bill-of-lading in English for each shipment of cargo described in paragraph 9.a. of this section shall be furnished to both our award administrator (through you in the case of your contractor’s bill-of-lading) and to the Division of National Cargo, Office of Market Development, Maritime Administration, Washington, DC 20590.

9.           Research misconduct.  You must comply with the government-wide policy on research misconduct issued by the Office of Science and Technology Policy (available in the Federal Register at 65 FR 76260, December 6, 2000, or on the Internet at www.ostp.gov), as implemented by DOE at 10 CFR part 733 and 10 CFR 600.31.

10.           Requirements for an Institution of Higher Education Concerning Military recruiters and Reserve Officers Training Corps (ROTC).

a.           As a condition for receiving funds under an award by the National Nuclear Security Administration of the Department of Energy, you agree that you are not an institution of higher education that has a policy or practice placing any of the restrictions specified in 10 U.S.C. 983, as implemented by 32 CFR part 216, on:

i.           Maintenance, establishment, or operation of Senior ROTC units, or student participation in those units; or

ii.           Military recruiters’ access to campuses, students on campuses, or information about students.

b.           If you are determined, using the procedures in 32 CFR, part 216, to be such an institution of higher education during the period of performance of this award, we:

i.           Will cease all payments to you of funds under this award and all other awards subject to the requirements in 32 CFR part 216; and

ii.           May suspend or terminate those awards unilaterally for material failure to comply with the award terms and conditions.

11.           Historic preservation.  You must identify to us any:

a.           Any property listed or eligible for listing on the National Register of Historic Places that will be affected by this award, and provide any help we may need, with respect to this award, to comply with Section 106 of the National Historic Preservation Act of 1966 (16 U.S.C. 470f), as implemented by the Advisory Council on Historic Preservation regulations at 36 CFR part 800 and Executive Order 11593, “Identification and Protection of Historic Properties,” [3 CFR, 1971-1975 Comp., p. 559].

b.           Potential under this award for irreparable loss or destruction of significant scientific, prehistorical, historical, or archeological data, and provide any help we may need, with respect to this award, to comply with the Archeological and Historic Preservation Act of 1974 (16 U.S.C. 469a-1, et seq.).

12.           Relocation and real property acquisition.  You must comply with applicable provisions of 49 CFR part 24, which implements the Uniform Relocation Assistance and Real Property Acquisition Policies Act of 1970 (42 U.S.C. 4601, et seq.) and provides for fair and equitable treatment of persons displaced by federally assisted programs or persons whose property is acquired as a result of such programs.

13.           Confidentiality of patient records.  You must keep confidential any records that you maintain of the identity, diagnosis, prognosis, or treatment of any patient in connection with any program or activity relating to substance abuse education, prevention, training, treatment, or rehabilitation that is assisted directly or indirectly under this award, in accordance with 42 U.S.C. 290dd-2.

14.           Constitution Day.  You must comply with Public Law 108-447, Div. J, Title I, Sec. 111 (36 U.S.C. 106 note), which requires each educational institution receiving Federal funds in a Federal fiscal year to hold an educational program on the United States Constitution on September 17th during that year for the students served by the educational institution.

15.           Trafficking in Persons.

a.           Provisions applicable to a recipient that is a private entity.

1.           You as the recipient, your employees, subrecipients under this award, and subrecipients’ employees may not –

i.           Engage in severe forms of trafficking in persons during the period of time that the award is in effect;

ii.           Procure a commercial sex act during the period of time that the award is in effect; or

iii.           Use forced labor in the performance of the award or subawards under the award.

2.           We as the Federal awarding agency may unilaterally terminate this award, without penalty, if you or a subrecipient that is a private entity –

i.           Is determined to have violated a prohibition in paragraph a.1 of this award term; or

ii.           Has an employee who is determined by the agency official authorized to terminate the award to have violated a prohibition in paragraph a.1 of this award term through conduct that is either --

A.           Associated with performance under this award; or

B.           Imputed to you or the subrecipient using the standards and due process for imputing the conduct of an individual to an organization that are provided in 2 CFR part 180, “OMB Guidelines to Agencies on Governmentwide Debarment and Suspension (Nonprocurement),” as implemented by our agency at 2 CFR part 901.

b.           Provision applicable to a recipient other than a private entity.  We as the Federal awarding agency may unilaterally terminate this award, without penalty, if a subrecipient that is a private entity –

1.           Is determined to have violated an applicable prohibition in paragraph a.1 of this award term; or

2.           Has an employee who is determined by the agency official authorized to terminate the award to have violated an applicable prohibition in paragraph a.1 of this award term through conduct that is either –

i.           Associated with the performance under this award; or

ii.           Imputed to the subrecipient using the standards and due process for imputing the conduct of an individual to an organization that are provided in 2 CFR part 180, “OMB Guidelines to Agencies on Governmentwide Debarment and Suspension (Nonprocurement),” as implemented by our agency at 2 CFR part 901.

c.           Provisions applicable to any recipient.

1.           You must inform us immediately of any information you receive from any source alleging a violation of a prohibition in paragraph a.1 of this award term.

2.           Our right to terminate unilaterally that is described in paragraph a.2 or b. of this section:

i.           Implements section 106(g) of the Trafficking Victims Protection Act of 2000 (TVPA), as amended (22 U.S.C. 7104(g)), and

ii.           Is in addition to all other remedies for noncompliance that are available to us under this award.

3.           You must include the requirements of paragraph a.1 of this award term in any subaward you make to a private entity.

d.           Definitions.  For purposes of this award term:

1.           “Employee” means either:

i.           An individual employed by you or a subrecipient who is engaged in the performance of the project or program under this award; or

ii.           Another person engaged in the performance of the project under this award and not compensated by you including, but not limited to, a volunteer or individual whose services are contributed by a third party as an in-kind contribution toward cost sharing or matching requirements.

2.           “Forced labor” means labor obtained by any of the following methods:  the recruitment, harboring, transportation, provision, or obtaining of a person for labor or services, through the use of force, fraud or coercion for the purpose of subjection to involuntary servitude, peonage, debt bondage, or slavery.

3.           “Private entity”:

i.           Means any entity other than a State, local government, Indian tribe, or foreign public entity, as those terms are defined in 2 CFR 175.25.

ii.           Includes:

A.           A nonprofit organization, including any nonprofit institution of higher education, hospital, or tribal organization other than one included in the definition of Indian tribe at 2 CFR 175.25(b).

B.           A for-profit organization.

4.           “Severe forms of trafficking in persons,” “commercial sex act,” and “coercion” have the meanings given at section 103 of the TVPA, as amended (22 U.S.C. 7102).

V.           National Policy Requirements for Subawards.

Recipient responsibility.  You must include in any subaward you make under this award the requirements of the national policy requirements in Section I through IV of this document that apply, based on the type of subawardee organization and situation.

DE-NE0000530
Attachment F
USEC PROPRIETARY INFORMATION

RD&D Program Management and Enhanced Program Execution Structure

Purpose
This Exhibit sets forth the program management and enhanced program execution structure to be implemented by USEC Inc. (USEC), American Centrifuge Demonstration LLC (ACD), other participants and the U.S. Department of Energy (DOE) for the performance of the Research Development and Demonstration (RD&D) Program.  This Exhibit describes the roles and responsibilities of each level of the management structure from broad (company) to narrow (function).  The structure is graphically depicted in Attachment 1 to this Exhibit.

I. American Centrifuge Demonstration, LLC (ACD)
A. Purpose and Scope
ACD is a special-purpose company formed to perform the RD&D Program in accordance with the Cooperative Agreement and related documents to which ACD is a party.  ACD is currently a wholly-owned, indirect subsidiary of USEC Inc.  ACD will, for accounting and financial reporting purposes be consolidated with USEC Inc.

The LLC Agreement governing ACD shall be amended and restated consistent with this Exhibit.

B. Ownership
Entities entitled to appoint personnel to the Board of Managers (described below) may acquire a membership interest (i.e., equity) in ACD without investment, funding or liability obligation.  At no point will DOE acquire a membership interest in ACD.

C. Management
Overall management of ACD shall be vested in a Board of Managers that will oversee and direct the management of the RD&D Program with day-to-day management of the RD&D Program vested in a Program Manager.

D. Implementation
1. ACD will enter into a Cooperative Agreement and such other related agreements with DOE for the completion of the RD&D Program.
2. ACD shall contract with American Centrifuge Manufacturing, LLC (“ACM”) for centrifuge machines.  ACM is a joint company between Babcock & Wilcox and USEC.  The President and General Manager of ACM is an employee of Babcock & Wilcox and 126 of the 145 current ACM employees are Babcock & Wilcox employees.
3. ACD shall contract with the holder of the NRC license for operations services and ACD’s authority shall be subject to requirements to maintain compliance with NRC rules and regulations and license requirements
4. Consistent with this Exhibit, ACD shall contract with other entities, including USEC Inc. and affiliates of USEC Inc., to obtain such other materials and services as are required to implement the RD&D Program

E. Staffing	ACD will not have any employees and will contract for staffing through service contracts or personnel seconding arrangements.
F. Compliance
All Board Managers, seconded employees and service contractors shall be required to comply with all applicable security plans and rules and regulations, including those relating to protection of classified information and Export Controlled Information.  ACD will apply to the DOE to obtain a determination that ACD is not subject to Foreign Ownership Control or Influence and will obtain all applicable approvals for access to classified information concerning centrifuge technology and ACD’s activities shall be restricted as necessary until such approvals are granted.  It is assumed that the structure will not require NRC consent to implement and that the parties shall notify NRC as required.

II. Board of Managers of ACD
A. Composition
The Board of Managers shall consist of seven (7) managers:
1. Two of the Board Managers shall be appointed by USEC
2. Up to three of the Board Managers may be appointed by other companies who may also provide resources for the RD&D Program including operational or management personnel (“Other Participants”); no more than one Board Manager may be appointed by each such company
3. Remainder of Board Managers shall be mutually acceptable independent Board Managers
4. The Chairman of the Board shall be elected by the Board and shall not be a Board Manager appointed by USEC
5. DOE shall have the right to appoint an observer that may attend any and all meetings of the Board of Managers.  The DOE observer will not have voting rights of any kind.
6. Only independent Board Managers shall receive compensation from ACD
7. In the event that less than three Board Managers are appointed by the Other Participants, the Board size and composition shall be adjusted commensurate with the ratios described above and such that USEC shall not appoint a majority of the Board of Managers.

B. Authority
1. The Board of Managers shall be the managing Board for the RD&D Program and shall be vested with the authority to oversee and direct the management of the RD&D Program
2. The Board of Managers shall appoint the Program Manager, who shall report to and be accountable to the Board of Managers.  The Board of Managers may remove and replace the Program Manager for inadequate performance or other cause.  The independent Board Managers shall not be entitled to vote with respect to any vote to remove, replace or appoint the Program Manager.  In addition, (i) any Board Manager appointed by the Program Manager’s employer (in the case of removal or replacement) or by the candidate Program Manager’s employer (in the case of appointment of a new Program Manager) shall not be entitled to vote with respect to any vote to remove, replace or appoint the Program Manager, as the case may be; and (ii) in the event any Board Manager appointed by an Other Participant is excluded from voting pursuant to clause (i), then USEC’s Board Managers shall collectively be entitled to cast only one vote with respect to such vote.
3. Entry into new contracts, and all material amendments to existing ACD contracts, must be approved by the Board
a. Board Managers appointed by a counterparty to an ACD contract shall not be permitted to take part in any Board actions regarding such contracts
4. All deviations in excess of 10% of any budget line-item must be approved by the Board of Managers
5. If, in the judgment of the Board of Managers, the RD&D Program is materially behind schedule or over-budget or in material danger of failing to meet a milestone required under the Cooperative Agreement, the Board of Managers shall take such actions as may be required to recover cost and schedule or meet the milestone.
6. The Board of Managers may obtain the advice of consultants and may require an external review by the PPRC (described below) or other external party of any part of the RD&D Program
7. The staffing plan described below shall be submitted to the Board of Managers for approval.
8. Certain decisions will require supermajority or unanimous consent of the Board of Managers as is standard and customary including: amendment of the LLC agreement; adjusting capital accounts; dissolution, except as otherwise provided in the LLC agreement; making any distributions; changing outside counsel or auditors, if any; mortgaging, assigning, or granting of a security interest or permitting liens on company assets; admission, withdrawal or expulsion of Members, other than dissolution or transfer as provided in the LLC agreement; settlement of claims; incurrence of any debt; commencement of litigation; and changes in tax elections.
9. All other decisions will require a simple majority of the Board Managers permitted to vote on the matter

C. Meetings
1. The Board shall meet telephonically at least once each month
2. The Board shall meet in person at least once each calendar quarter provided, however, individual members may participate telephonically
3. The Chairman or any two Board Managers may call a special meeting of the Board

D. Information Flow and Reporting Obligations
1. The Program Manager shall submit to the Board each month, at least two business days prior to the Board’s monthly meeting, a report covering:
a. Program execution and achievement of technical objectives and  program milestones established by the Cooperative Agreement
b. Budget execution and adherence
c. Earned Value Management reports including; cost and schedule performance (including actual versus budgeted cost of work scheduled and performed, a schedule performance index and a cost performance index), variance analysis, forecasting, milestone status and critical path activities
d. Program issues that require direction from Board of Managers
e. Such other additional information the Program Manager determines should be provided to the Board or is required by the Board to be provided
2. The IPT (described below) shall report to the Program Manager and, in addition to input and/or reports to the Program Manager, shall provide reports to the Board at the Board’s quarterly meetings
3. Any other entity that conducts an external review at the request of the Board (including the PPRC) shall report to the Board at the Board’s quarterly meetings on any matter reviewed at the Board’s request
4. The Board may request more frequent or specific reporting from the IPT, the PPRC or any senior program employee as it deems necessary.

III. Program Management
A. Program Manager
1. The Board of Managers shall appoint the Program Manager who shall initially be a USEC employee
2. The Program Manager shall report to the Board of Managers and shall attend all meetings of the Board of Managers (other than any executive sessions thereof)
3. The Program Manager will be the primary point of contact with the DOE RD&D Program manager
4. The Program Manager shall be responsible for the day-to-day implementation of the RD&D Program
5. The Program Manager shall be responsible for administering the Cooperative Agreement, including the monthly reporting obligations to DOE thereunder
6. The Program Manager shall prepare, and submit to the Board of Managers for approval, a staffing plan for employees from  Other Participants consistent with this Exhibit
7. Subject to the provisions of this Exhibit, the Program Manager will have primary responsibility to manage personnel and contractors to ensure successful performance of the RD&D Program

B. Deputy Program Manager
1. The Deputy Program Manager shall be approved by the Board of Managers and shall not be an employee of the company which employs the Program Manager
2. The Deputy Program Manager shall have or be able to obtain such security clearances as are required for the Deputy Program Manager to perform the functions described here
3. The Deputy Program Manager shall advise and consult with the Program Manager on all aspects of the RD&D Program including cost, schedule and performance
4. The Deputy Program Manager shall report to the Program Manager
5. In the Program Manager’s absence, the Deputy Program Manager shall perform the functions of the Program Manager
6. The Deputy Program Manager shall chair the IPT (described below)
7. The Deputy Program Manager shall attend the quarterly meetings of the Board of Managers (other than any executive sessions thereof) for the purpose of providing the status of the IPT review or any other purpose as deemed necessary by the Board

IV. Integrated Product Team (IPT)
A. Purpose and Scope
The IPT shall serve two functions: (i) it will serve as a platform to address issues and potential issues on a program-wide, interdisciplinary basis; and (ii) it will provide an opportunity for direct, more detailed and more frequent DOE observation of the implementation of the RD&D Program

Specifically, the IPT shall:
1. Identify the need for and recommend to the Program Manager changes or corrective actions, and monitor the program team’s execution of those changes and corrective actions
2. Conduct quarterly RD&D Program reviews with the program team
3. Receive and review monthly progress reports
4. Receive,  and review, prior to submittal to the DOE Contracts Officer the Final Program Report
5. Monitor Earned Value Management of the program team
6. Monitor technical progress and resolution of technical issues by the program team
7. Monitor production processes, problems, and yield rates for centrifuge machine production
8. Monitor and certify achievement of the Technical Milestones in the Test Program

B. Composition
1. The IPT shall be chaired by the Deputy Program Manager
2. The IPT shall include the technical director and the management leads of each of technical support, operations, manufacturing and construction
3. Each of the Other Participants and USEC may appoint a representative to the IPT to the extent it does not otherwise have a participant on the IPT
4. The DOE shall appoint up to two individuals to participate at meetings of the IPT
5. A member of the project controls team shall also attend all IPT meetings

C. Meetings; Reporting
1. The IPT shall meet as frequently as necessary, as determined by the Deputy Program Manager
2. The IPT shall meet at least monthly with the Program Manager
3. Prior to such monthly meeting, the IPT shall provide a written report to the Program Manager covering cost, schedule and performance, including Earned Value Management, Key Performance Parameters and change control
4. The IPT shall report quarterly to the Board of Managers
5. Prior to such quarterly Board meeting, the IPT shall provide a written report to the Board covering cost, schedule and performance, including Earned Value Management, Key Performance Parameters and change control

V. Plant Performance Review Committee (PPRC)
A. Purpose and Scope	The PPRC shall serve as a standing independent review committee and shall examine such RD&D Program functions as may be requested by the Program Manager or the Board.
B. Composition	The PPRC’s current members are: 1. ***** 2. ***** 3. ***** 4. *****
C. Meetings; Reporting
1. The PPRC shall meet as frequently as necessary to perform the reviews requested, as determined by its members
2. The PPRC shall report to the Program Manager with respect to any review requested by the Program Manager
3. The PPRC shall report to the Board of Managers at the Board’s quarterly meetings with respect to any review requested by the Board.
4. The PPRC shall also periodically report to the Board as scheduled by the Board.

VI. Project Controls
A. Purpose
The Project Controls group shall be responsible for:
1. Administering the Earned Value Management system
2. Managing the change control process
3. Maintaining the program cost and schedule baseline
4. Ensuring accuracy of financial reporting
5. Maintaining compliance with Sarbanes-Oxley requirements

B. Composition
Project Controls shall be provided through a service contract with USEC Inc. and supplemented with non-USEC personnel from one or more of the Other Participants that have resources with project controls expertise and experience consistent with the attached chart.

C. Reporting
The Project Controls group shall report directly to the Program Manager.  The Project Controls group will provide written reports covering cost, schedule and performance to the Program Manager at least monthly. The Project Controls group will also provide data and information to the IPT.

VII. Technical Support
A. Purpose
The Technical Support group shall be responsible for:
1. Obtaining technical support from ORNL under the CRADA
2. Managing integrated product teams
3. Administering the CRADA with ORNL
4. Providing technical support for lead cascade operations, design agent functions, trouble-shooting, testing and demonstration activities, manufacturing, laboratory analyses and value engineering

B. Composition
Technical Support shall be provided through a service contract with USEC Inc. and supplemented with non-USEC personnel with appropriate clearances from one or more of the Other Participants that have resources with technological expertise and experience consistent with the attached chart.  Technical Support will have a USEC lead manager.

C. Reporting	The Technical Support group shall report directly to the Program Manager. The Technical Support Group will provide written reports to the Program Manager at least monthly.
VIII. Operations
A. Purpose
The Operations group shall be responsible for:
1. Maintaining compliance with all applicable laws, rules and regulations including NRC license requirements
2. Ensuring that the RD&D Program is implemented safely and in compliance with all safety requirements
3. Maintaining operational security and compliance with all security plans
4. Testing and start-up of equipment
5. Training operations personnel
6. Installing, testing and conditioning centrifuge machines
7. Conducting an operational readiness review with the NRC for operation of the 120 machine cascade leading to NRC acceptance/approval of operations of that cascade
8. Operating centrifuge machines on an individual basis with a transition to full RD&D cascade operations of 120 machines

B. Composition
Operations will be provided through an Operation and Maintenance Agreement with the holder of the NRC license (currently USEC Inc.) and will be supplemented with non-USEC personnel with appropriate clearances from one or more of the Other Participants that have resources with operations expertise and experience consistent with the attached chart.  Supplemental staff will cover some or all of the following areas: Deputy Manager, Operations, Regulatory, Training, QA/QC and Safety.

C. Reporting	The Operations group shall report directly to the Program Manager.
IX. Manufacturing
A. Purpose
The Manufacturing group shall be responsible for:
1. The manufacture and delivery of fully-assembled AC100 centrifuge machines for the RD&D Program
2. Managing the supply chain for the manufacture and assembly of AC100 centrifuge machines
3. The refurbishment of the existing 42 machines to include a safety feature
4. The introduction of improved manufacturing processes and value engineering to reduce costs
5. Enhancement of the supplier base to support high volume manufacturing
6. Maintenance of the supplier base and execution of the necessary preparatory steps needed for commercialization following RD&D program completion

B. Composition
Manufacturing will be provided through an Equipment Supply Agreement with American Centrifuge Manufacturing, LLC,(ACM) a joint company between Babcock & Wilcox and USEC.  The President and General Manager of ACM is an employee of Babcock & Wilcox and 126 of the 145 current ACM employees are Babcock & Wilcox employees.

C. Reporting	The Manufacturing group shall report directly to the Program Manager, as set forth in the Equipment Supply Agreement
X. Construction
A. Purpose
The Construction group shall be responsible for:
1. Maintaining compliance with all applicable laws, rules and regulations including NRC license requirements
2. Ensuring that the RD&D Program is implemented safely and in compliance with all safety requirements
3. Maintaining security and compliance with all security plans
4. Design of balance-of-plant (BOP) infrastructure and equipment necessary to install and operate the full 120 machine RD&D cascade
5. Managing supply chain for BOP systems and equipment
6. Receiving and installing BOP systems and equipment
7. Ensuring quality level 1 (QL-1) construction certifications are obtained and in place
8. Implementing quality assurance/quality control plans to ensure compliance with NRC regulations and acceptance for commercial plant
9. Maintenance of the supplier base and execution of the necessary preparatory steps needed for commercialization following RD&D program completion

B. Composition
Construction shall be provided through a service contract with the holder of the NRC license and supplemented with non-USEC personnel with appropriate clearances from one or more of the Other Participants that have resources with construction expertise and experience consistent with the attached chart.   Supplemental staff will cover some or all of the following areas:  Deputy Manager, QA/QC, cost estimating and contractor integration.

C. Reporting	The Construction group shall report directly to the Program Manager.

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DE-NE0000530

ATTACHMENT G

KEY PERSONNEL
Project Manager – Paul Sullivan
Deputy Project Manager - TBD
Director, RD&D Technical Support - Bob Eby
Director, RD&D Manufacturing – Carl Durham (B&W)
Deputy Director, RD&D Manufacturing – Larry Cutlip
Director, RD&D Construction – Glenn Strausser
Deputy Director, RD&D Construction – TBD
Director, RD&D Operations – Dan Rogers
Deputy Director, RD&D Operations – TBD

CONTRACTORS

American Centrifuge Manufacturing, LLC
Fluor Enterprises
Toshiba (to the extent it becomes a contractor)
Babcock & Wilcox (to the extent it becomes a contractor)